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                                                                     Exhibit 2.1

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                                                                  EXECUTION COPY



                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                                AMERIPATH, INC.,

                       ANATOMIC PATHOLOGY ASSOCIATES, LLP

                                       AND

                     THE PERSONS LISTED ON SCHEDULE I HERETO






                        EFFECTIVE AS OF FEBRUARY 1, 1998


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         ASSET PURCHASE AGREEMENT (the "AGREEMENT"), dated and effective as of
February 1, 1998, by and among AMERIPATH, INC., a Delaware corporation, or its permitted assigns ("AMERIPATH" or the "PURCHASER"), ANATOMIC PATHOLOGY ASSOCIATES, LLP, an Indiana limited liability partnership ("APA" or the "Seller"), and the persons listed on Schedule I hereto (referred to herein collectively as the "PARTNERS" and individually as a "PARTNER"), which Partners collectively own all of the partnership interests in Seller.

         WHEREAS, the Seller owns all of the Assets (as such term is defined in SECTION 1.1 hereof) and uses the Assets in the conduct of an anatomic pathology business (the "BUSINESS");

         WHEREAS, the Purchaser desires to purchase all of the Assets from the Seller, on the terms and subject to the conditions hereinafter set forth;

         WHEREAS, the Partners desire that the Seller sell, assign, convey, transfer and deliver the Assets to the Purchaser, on the terms and subject to the conditions hereinafter set forth;

         WHEREAS, the Purchaser has caused the formation of AmeriPath APA, LLC, an Indiana limited liability company ("AmeriPath APA");

         WHEREAS, as of the closing of the transactions contemplated by this Agreement, certain of the Partners shall become employed by AmeriPath APA;

         WHEREAS, as a condition to the closing of the purchase of the Assets by AmeriPath, AmeriPath APA and AmeriPath Indiana, Inc., an Indiana corporation and a wholly-owned subsidiary of AmeriPath ("AMERIPATH INDIANA"), shall enter into a certain management agreement (the "MANAGEMENT AGREEMENT") pursuant to which AmeriPath Indiana shall manage the non-medical aspects of the business of AmeriPath APA; and

         WHEREAS, although the parties hereto have agreed as to the minimum value of the Assets, they are not able to agree as to the total value of the Assets, and thus the parties hereto have agreed to certain additional contingent purchase price consideration based upon the results of operations of the Assets as more fully set forth herein; and

         NOW, THEREFORE, for and in consideration of the mutual benefits to be derived hereby and the premises, representations, warranties, covenants and agreements herein contained, AmeriPath, each of the Partners and Seller hereby agree, intending to be legally bound, as follows:

                                   ARTICLE I

                               TRANSFER OF ASSETS

         1.1   PURCHASE AND SALE OF ASSETS. Except as otherwise provided in
SECTION 1.2 hereof, at the Closing (as such term is defined in SECTION 9.1 hereof), the Seller shall sell, transfer, convey, assign and deliver to the Purchaser or its assignee, and the Purchaser or its assignee shall


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purchase and accept delivery of, the following tangible and intangible assets and properties of the Seller (collectively, the "ASSETS"):

               (a) all of the Seller's right, title and interest in and to the fixtures, leasehold improvements, signage, lighting, supplies, equipment, machinery and all other tangible and intangible assets and properties of the Seller used in the operation of the Business, the material items of which are listed on SCHEDULE 1.1 attached hereto;

               (b) all of the Seller's right, title and interest in and to the utility, security and other deposits and prepaid expenses relating to the Business;

               (c) all of the Seller's right, title and interest in and to all patents, patent applications, inventions, marks, formulas (patented and unpatented), copyrights, copyright applications, logos, franchises, proprietary knowledge, trade secrets, technical information, quality control data, processes (whether secret or not), methods and other similar know-how or rights used in the conduct of the Business, including, but not limited to the areas of retailing, marketing, advertising and personnel training and recruitment;

               (d) all of the Seller's right, title and interest in and to all tradenames used in the Business, and all variants thereof and all goodwill associated therewith;

               (e) all of the Seller's right, title and interest in and to the Business as a going concern and its franchises, permits, licenses, telephone numbers, customer lists, vendor lists, referral lists and contracts, advertising materials and data, restrictive covenants, choices in action and similar obligations owing to the Seller, together with all books, computer software, files, papers, records and other data of the Seller relating to the Assets and/or used by the Seller in the operation of the Business;

               (f) all of the Seller's right, title and interest in and to any and all inventory and to all other property (real and personal) and rights of every kind or nature used by the Seller in the operation of the Business, other than the Excluded Assets described in SECTION 1.2 hereof.

It is specifically understood and agreed by the parties hereto that the Purchaser is acquiring and the Seller is selling, all of Seller's right, title, and interest to and in the tangible and intangible assets attributable to or used by the Seller in the Business, other than the Excluded Assets (as defined in SECTION 1.2 hereof). Other than as provided in Section 2.15(a) hereof, all of the Assets transferred hereunder shall be free and clear of all liens, encumbrances, claims, mortgages, security interests, pledges, charges and other restrictions of any kind or nature whatsoever. Except as otherwise set forth on
Schedule 1.1 hereof, all of the assets located at the Seller's place of business are owned or leased by the Seller.

         1.2 EXCLUDED ASSETS. It is specifically understood and agreed by the parties hereto that the Seller is not selling, and the Purchaser is not purchasing the assets and properties of the Seller listed on SCHEDULE 1.2 attached here to (the "EXCLUDED ASSETS").


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         1.3 METHOD OF CONVEYANCE. The sale, transfer, conveyance, assignment and delivery by the Seller of the Assets to the Purchaser hereunder shall be effected on the Closing Date (as hereinafter defined) by the Seller's delivery of (i) a bill of sale in the form attached hereto as EXHIBIT 1.3, (ii) all assignments and other instruments of conveyance as the Purchaser may request, all in form satisfactory to the Purchaser and its counsel, (iii) except as otherwise set forth in Section 2.15(a) good, valid and marketable title to the Assets, free and clear of any and all liens, encumbrances, claims, mortgages, security interests, pledges, charges and other restrictions of any kind or nature whatsoever and (iv) all other documents and instruments required to be delivered by the Seller under the terms of this Agreement. In addition, on the Closing Date, the Purchaser shall pay to the Seller the Purchase Price specified in SECTION 1.5 hereof.

         1.4 ASSUMED OBLIGATIONS. The Purchaser hereby agrees to assume, satisfy and discharge, the liabilities and obligations of the Seller incurred in the ordinary course of business, including but not limited to those liabilities and obligations set forth on SCHEDULE 1.4(a) hereto with respect to the Business (the "ASSUMED OBLIGATIONS"). Notwithstanding the immediately preceding sentence or any other provision set forth herein, the parties hereto acknowledge and agree that (i) the Purchaser shall not assume, satisfy, discharge or otherwise be responsible for any liability, obligation, debt or commitment of the Seller or the Partners of any kind or nature whatsoever, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, or otherwise set forth on SCHEDULE 1.4(b) (the "EXCLUDED LIABILITIES") and (ii) all of the Excluded Liabilities shall remain the sole, exclusive and absolute responsibility of the Seller and the Senior Partners (as hereinafter defined). The Seller and each of the Senior Partners jointly and severally agree to indemnify the Purchaser pursuant to SUBSECTION 11.2 for the Excluded Liabilities, among other things.

         1.5 PURCHASE PRICE. In reliance on the representations, warranties, agreements and covenants of the Partners and the Seller made herein, and as full consideration for the Assets to be sold, transferred, conveyed and delivered by the Seller to the Purchaser pursuant to this Agreement at the Closing, AmeriPath shall deliver at the Closing, the following consideration in the aggregate (the "PURCHASE PRICE") as follows:

                  (a) EIGHT MILLION THREE HUNDRED FORTY THOUSAND AND NO/100 DOLLARS ($8,340,000) shall be delivered to the Seller, by cashier's check or by wire transfer;

                  (b) Certificates evidencing a number of shares of Common Stock, par value $.01 per share, of AmeriPath EQUAL TO TWO MILLION SEVEN HUNDRED EIGHTY THOUSAND AND NO/100 DOLLARS ($2,780,000) divided by the "average share price," where the "average share price" is the average of the closing prices for shares of AmeriPath stock traded through NASDAQ for the ten (10) trading days immediately preceding the Closing Date, as reported in the Wall Street Journal, Eastern edition (the "AMERIPATH STOCK") shall be issued to the partners of Seller in the amounts and as indicated on SCHEDULE 1.5 hereof. The AmeriPath Stock will be issued at Closing but will be subject to vesting over five years, in accordance with SECTION 1.9 hereof;


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                  (c) 7% Non-Negotiable Contingent Subordinated Promissory
         Notes, due on January 31, 2003, in the form attached hereto as EXHIBIT
         1.8 in the maximum aggregate principal amount of FIVE MILLION FIVE HUNDRED SIXTY THOUSAND DOLLARS ($5,560,000.00), the issuance and certain terms and conditions of which contingent notes are described in
         SECTION 1.8 below, shall be issued to the partners of Seller in the amounts and as indicated on SCHEDULE 1.5 hereof.

         1.6 PURCHASE PRICE ALLOCATION. The Purchase Price shall be allocated among the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "CODE"). The allocation of the Purchase Price shall be determined as mutually agreed upon in writing by the Purchaser and the Seller. The Seller and the Purchaser agree to file timely all returns required under Code Section 1060 and the regulations promulgated thereunder based on the allocations set forth on SCHEDULE 1.6 hereof and further agree that they will not take any position inconsistent therewith on any return or other document of any kind or in the course of any audit, examination or other proceeding by any federal, state, local or other taxing authority (or other governmental agency), court or tribunal.

         1.7 This Section has intentionally been omitted.

         1.8 THE CONTINGENT NOTE.

               (a) PRINCIPAL AMOUNTS; ISSUANCE. The aggregate maximum principal amount of the contingent notes to be issued and delivered at the Closing by the Purchaser to the Partners as additional purchase price consideration pursuant to
SECTION 1.5(c) hereof shall be FIVE MILLION FIVE HUNDRED SIXTY THOUSAND DOLLARS ($5,560,000.00). At the Closing, the Purchaser shall deliver to the partners of the Seller individual contingent notes ("Partner Notes") containing the terms and conditions (other than principal amount) set forth in EXHIBIT 1.8 with the maximum aggregate principal amounts set forth on SCHEDULE 1.5 hereof. For purposes of this Agreement, the Partner Notes shall be referred to herein collectively as the Contingent Note. The Contingent Note shall be due and payable in the applicable payment amount specified in or calculated pursuant to the Contingent Note and the Annexes to such Contingent Note (the "APPLICABLE PAYMENT AMOUNT") corresponding to a target range of Operating Earnings or Cumulative Operating Earnings (as defined below), as the case may be, specified in the Contingent Note and the Annexes thereto, with respect to each of the five twelve-month periods ending on January 31, for the years 1999 through 2003 (the "FIVE PERIODS"), if, and only if, (i) with respect to the twelve month period ending January 31, 1999, Operating Earnings for such period equal or exceed the specified minimum target amount of $1,588,000 (the "YEAR-1 MINIMUM TARGET") or,
(ii) with respect to the 24 month period ending January 31, 2000, the 36 month period ending January 31, 2001, the 48 month period ending January 31, 2002 and the 60 month period ending January 31, 2003, Cumulative Operating Earnings for such periods equal or exceed $3,176,000, $4,764,000, $6,352,000 and $7,940,000, respectively (together with the Year-1 Minimum Target, as relevant to the applicable period, the "MINIMUM TARGETS"). Payment of principal and interest, when required to be paid hereunder, shall be made on or before March 31 following the period for which the Minimum Targets had been achieved. For each of the Five


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Periods for which Operating Earnings or Cumulative Operating Earnings, as the
case may be, are less than the applicable Minimum Target, no principal payment(s) shall be required, due or made under the Contingent Note, with respect to that period, and any and all interest with respect thereto or accrued thereon, which otherwise would have become due or payable had the applicable Minimum Target been achieved for such period, but only with respect to such period, shall be canceled and voided. The Applicable Payment Amount for any payment period for which an Applicable Payment Amount is due and payable shall be reduced by any and all amounts previously paid under or with respect to the Contingent Note. Notwithstanding anything to the contrary herein or in the Contingent Note, the aggregate maximum principal amount due or payable under the Contingent Note shall not exceed $5,560,000.00.

               (b) "OPERATING EARNINGS"; "CUMULATIVE OPERATING EARNINGS".

                  (i) DEFINITION OF "OPERATING EARNINGS". For purposes hereof (and the Contingent Note), the term "OPERATING EARNINGS", with respect to any year or period, shall mean the income of or attributable to the Business for such year or period, BEFORE deduction for (in each case, with respect to the Business) (i) interest paid in such year, (ii) income tax payable for such year, (iii) charges for amortization of goodwill, including without limitation any amortization of goodwill recorded in connection with this transaction or amortization of any payments made under the Contingent Note (but not including any amortization with respect to an acquisition by Seller, initiated by Seller, after the Closing Date, which acquisition positively impacts the Operating Earnings or Cumulative Operating Earnings, as the case may be, of Seller), (iv) any fees or expenses incurred by the Business in connection with the transactions contemplated by this Agreement, (v) allocations of corporate overhead of Purchaser, AmeriPath Indiana, Inc. or AmeriPath Indianapolis, LLC that is unrelated to the operation of the Business, and (vi) amounts payable to the Managing Director or other administrators of AmeriPath APA (provided that such amount shall not exceed $50,000 in the aggregate in any applicable twelve month period). All such calculations shall be determined in accordance with GAAP (as defined in SECTION 12.3 hereof). For purposes hereof (and the Contingent Note), the "Business" shall include the business, operations, contracts, assets and liabilities of Seller (as such is constituted immediately prior to the Closing), which Business following the Closing shall consist of the business, operations, contracts, assets and liabilities of, and the results of operations, revenues and expenses associated with, (A) Seller, (B) the contracts with hospitals and medical facilities in effect from time to time, to which Seller, prior to the Closing, and AmeriPath APA, following the Closing, is a party, and which are serviced by the physicians who from time to time were or are employed by Seller and/or AmeriPath APA and who report to the medical director for AmeriPath APA (collectively, such physicians being referred to herein as the "INDIANAPOLIS-BASED PATHOLOGISTS"), and
         (C) AmeriPath APA's employment of, and employment agreements with, any and all Indianapolis-Based Pathologists.



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                  (ii) CALCULATION OF OPERATING EARNINGS. A statement of the
         Operating Earnings, prepared by AmeriPath senior management, will be delivered to the holders of the Contingent Note (each a "Holder" and collectively, the "Holders") as soon as practicable following the end of each twelve month period, but in all events within 90 days after the end of each such period. If the Holders wish to challenge the calculation of Operating Earnings, they may do so by giving written notice of such objection (the "OBJECTION NOTICE") to AmeriPath, within 30 days after receipt of such statement of Operating Earnings. The Objection Notice shall set forth in reasonable detail the Holders' calculation of Operating Earnings (or Cumulative Operating Earnings, as the case may be). If an Objection Notice is so timely delivered to AmeriPath, AmeriPath and the Holders shall use their best efforts to resolve as soon as practicable any difference of opinion. If they are unable to resolve such difference within 20 days after receipt by AmeriPath of the Objection Notice from the Holders, the matter shall be referred to the independent public accounting firm who then audits the annual financial statements of AmeriPath (the "AUDITOR"), whose decision shall be final and binding on all parties. If an Objection Notice is not timely delivered to AmeriPath, and if the statement of Operating Earnings prepared by AmeriPath senior management indicates that the Minimum Target has been met for a given period, then the appropriate Applicable Payment Amount of the Contingent Note with respect to such period shall be paid within ten (10) days after the earlier of the end of the 20 day period within which the Holders are entitled to deliver an Objection Notice, or receipt by AmeriPath of notice from the Holders that they accept the calculation of Operating Earnings. If the Holders object to the calculation of Operating Earnings for the purpose of determining compliance with this Section, the Applicable Payment Amount of the Contingent Note for such year shall be paid within ten (10) days after resolution of the dispute with respect to such calculation to the extent, and solely to the extent, that such resolution indicates that the Minimum Target has been exceeded for such period. In the event that any dispute concerning Operating Earnings or Cumulative Operating Earnings is submitted to the Auditor for resolution, the non-prevailing party shall pay the reasonable fees of the Auditor incurred in connection therewith. So long as an Objection Notice has been delivered, the failure to timely pay the Applicable Payment Amount in any year shall not be deemed a breach until the time periods prescribed in this SECTION 1.8(b)(ii) HAVE LAPSED. For purposes of this Agreement any action or right that may be taken or enforced by the Holders at any time shall require the written authorization of Holders entitled to receive no less than a majority of the maximum aggregate payments payable under the Contingent Note at such time.

                  (iii) CUMULATIVE OPERATING EARNINGS. For purposes hereof (and the Contingent Note), the term "CUMULATIVE OPERATING EARNINGS" shall mean and include, with respect to the 24 month period ending January 31, 2000, the 36 month period ending January 31, 2001, the 48 month period ending January 31, 2002 and the 60 month period ending January 31, 2003, the Operating Earnings of the Business, on a cumulative basis, from February 1, 1998 through the end of


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         such period (E.G., the Cumulative Operating Earnings for the period ending January 31, 2000 shall equal the Operating Earnings, on a cumulative basis, from February 1, 1998 through January 31, 2000 (I.E., twenty-four full cumulative months of Operating Earnings would be included)).

                  (iv) REGULATORY ADJUSTMENTS. Notwithstanding anything to the contrary contained herein, if, in the judgment of a majority of the full Board of Directors of AmeriPath, in their sole and absolute discretion acting in good faith, it is determined that (A) the inclusion of certain income, from referrals or otherwise, in the calculation of Operating Earnings or Cumulative Operating Earnings, as the case may be, may cause the Contingent Note, or the right to receive payments under the Contingent Note by any Holder, to violate any Regulation or Order of any Authority (as such terms are defined in SECTION 12.3), or (B) any income was derived as the result of a violation of the policies and procedures of AmeriPath adopted from time to time by the Board of Directors of AmeriPath, then, such income shall not be included in Operating Earnings or Cumulative Operating Earnings, as the case may be, and shall not be taken into account in determining the payments to be made under the Contingent Note and appropriate and good faith adjustments shall be made to the Minimum Targets, with such adjustments to apply to all similarly-situated pathologists at AmeriPath; PROVIDED, HOWEVER, that the Holders shall be given prompt notice of any such determination by the Board of Directors and shall have an opportunity to review the basis for such determination with the Board of Directors.

               (c) EFFECT OF SALE ON CONTINGENT NOTE. Should any Person (as defined in SECTION 12.3) acquire AmeriPath, whether by means of a merger with or into AmeriPath in which AmeriPath does not survive or the acquisition of all or substantially all of the stock or assets of AmeriPath (an "AMERIPATH DISPOSITION"), then, as a condition to consummation of the AmeriPath Disposition, the acquiring Person shall be required either to acknowledge and guarantee AmeriPath's on-going obligations under the Contingent Note or to assume the obligations under the Contingent Note.

               (d) EFFECT OF ACQUISITIONS ON CONTINGENT NOTE. In the event that AmeriPath acquires one or more Persons or businesses after the Closing Date (an "AMERIPATH ACQUISITION"), Operating Earnings will be calculated without deducting any selling, general or administrative expenses which do not relate to Seller or the Business, and without taking into account the income generated by, or expenses incurred in connection with, the AmeriPath Acquisition or the acquired Person or business; provided, however, with respect to an AmeriPath Acquisition whose income the Purchaser and the Holders have agreed to include in the Operating Earnings or Cumulative Operating Earnings, as the case may be, of the Business, interest, amortization and depreciation with respect to such AmeriPath Acquisition shall be deducted from the Operating Earnings or Cumulative Operating Earnings, as the case may be, of the Business.

               (e) INTEREST. The Contingent Note shall bear interest as set forth in the Contingent Note, computed on the basis of a 360-day year and the actual number of days


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elapsed, on the Applicable Payment Amount thereof at the rate of seven percent
(7.0%) per annum. Simple interest shall accrue and shall be payable only upon payment of principal, if any. In the event Operating Earnings are less than the Minimum Target or Cumulative Operating Earnings are less than the cumulative applicable Minimum Target for any given period, interest on the principal amount of the Contingent Note with maturities prior to and including such date shall be forgiven, canceled and voided.

               (f) MATURITY, REDEMPTION AND PREPAYMENTS. For each period for which Operating Earnings or Cumulative Operating Earnings, as the case may be, equal or exceed the applicable Minimum Target, the appropriate Applicable Payment Amount of the Contingent Note, together with interest accrued on such Applicable Payment Amount, shall become due and payable and shall be paid as provided in subparagraph (a) above. If, in the judgment of a majority of the full Board of Directors of AmeriPath (which judgment is made based on the advice of counsel), it is determined that the Contingent Note, or the holding of the Contingent Note by any Holders, may violate any Regulation or Order of any Authority (as such terms are defined herein), then, at AmeriPath's sole discretion (as recommended by counsel to AmeriPath), upon written notice to the Holders, the Contingent Note, may be canceled and voided and the parties hereto agree to endeavor in good faith to arrive at reasonably economic and financial substitute consideration therefor. In its sole and absolute discretion, AmeriPath may prepay the Contingent Note by paying $556,000 for each year remaining under the Contingent Note, such amount to be divided among the Holders pro rata according to the maximum principal amounts of the Contingent Note. AmeriPath shall give the Holders irrevocable written notice of any prepayment permitted hereunder not less than three (3) business days prior to the prepayment date, specifying such prepayment and the amount of the Contingent Note proposed to be prepaid on such date, whereupon such principal amount of the Contingent Note specified in such notice, together with accrued interest thereon, shall become due and payable on the prepayment date; PROVIDED, HOWEVER, that if the prepayment is to be made during the month of December in any year, then the written notice shall be given not less than two (2) weeks prior to the prepayment date. The aggregate amount of each partial prepayment shall be allocated among each of the Holders of the Contingent Note at the time outstanding PRO RATA in proportion to the unpaid principal amounts of the Contingent Note held by each of such Holders.

               (g) PAYMENTS. All payments of principal (including any prepayments or redemptions), and interest under the Contingent Note shall be made by AmeriPath in lawful money of the United States of America in immediately available funds (or at the written request of the Holders thereof, by certified or bank check) not later than five o'clock p.m., Eastern Standard time, on the date each such payment is due. To the extent calculation of any payment amounts (whether principal, interest or otherwise) results in fractions of a cent, the amount shall be rounded down to the nearest whole cent.

               (h) SUBORDINATION; SUBORDINATION AGREEMENT. The Contingent Note shall be subordinate and junior in right of payment to certain senior indebtedness pursuant to a subordination agreement attached hereto as EXHIBIT
7.9 (the "SUBORDINATION AGREEMENT"), by and among AmeriPath's senior lenders and each of the holders of promissory notes of AmeriPath. As a condition to AmeriPath's obligations under the Contingent Note, each Holder agrees



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to execute and deliver appropriate documents and agreements evidencing the subordination of the Contingent Note to senior indebtedness of AmeriPath.

               (i) NOTE NON-NEGOTIABLE. Except as otherwise provided in Section 1.8(a), the Contingent Note shall be non-transferable and non-negotiable other than by will or the laws of intestate succession.

               (j) RIGHT OF SET-OFF ON THE CONTINGENT NOTE. With respect to the Contingent Note issued hereunder, AmeriPath shall have the right, following prior written notice to the Holders, to set-off against principal or interest payable to such Holders under a Contingent Note held by such Holders the amount of any indemnification payment owed by such Holder under ARTICLE XI hereof. Such notice shall state with reasonable specificity the good faith basis for AmeriPath's right to such indemnification payment, and a copy of such notice shall also be sent to each director of AmeriPath. The Holders shall have the right to respond to such notice, and if the Holders request that the exercise of such right of set-off be considered and approved by the Board of Directors, then such right shall not be exercised unless considered and approved by a majority of the full Board of Directors. If within 10 days after receipt of such notice of set-off, the Holders against whom AmeriPath intends to assert such right of set-off contests in writing (sent to AmeriPath) AmeriPath's claim that the Holders are obligated to pay such amount as indemnification under ARTICLE XI hereof, then the amount which AmeriPath would otherwise have paid to the Holders but for the exercise of such right of set-off shall be paid into an interest bearing escrow account maintained by a bank selected by AmeriPath, to be held in such account until AmeriPath and the Holders have reached agreement as to the amount, if any, of such indemnification payment and set-off, or until there has been a judicial resolution of such matter, at which time the amount held in such segregated account, together with any interest accrued thereon, shall be released to the prevailing party, as appropriate and/or instructed. AmeriPath and the Holders agree that they will use their best efforts to resolve any such dispute within 30 days of receipt of notice by AmeriPath of the Holders' objection to the set-off.

               (k) DEFAULTS. The Holders of the Contingent Note shall be entitled to the benefit of the Events of Default set forth in the form of Contingent Note.

               (l) CONFLICT. To the extent there is any conflict or inconsistency between the terms of this Agreement and the terms specified in any Contingent Note, the terms specified in the Contingent Note shall govern and prevail.

         1.9 AMERIPATH STOCK. As additional purchase price consideration, the Purchaser shall issue to the partners of Seller, AmeriPath Stock, subject to the conditions and restrictions set forth in this SECTION 1.9 (to be divided among the partners of Seller as set forth on SCHEDULE 1.5 hereto). Persons to whom such AmeriPath Stock is transferred and their permitted transfers and assigns shall be referred to herein as "AmeriPath Stock Holders."

               (a) RESTRICTIONS ON TRANSFER

                  (1) Except for transfers to immediate family members who agree to be bound by the restrictions set forth in this SECTION 1.9 (or trusts for


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                           the benefit of family members of each of the
                           AmeriPath Stock Holders, the trustees of which so agree), for a period of one year from the Closing Date, each of the AmeriPath Stock Holders shall not sell, assign, exchange, transfer, distribute or otherwise dispose of any shares of AmeriPath Stock received hereunder. The certificates evidencing the AmeriPath Stock delivered to each of the AmeriPath Stock Holders, pursuant to this Agreement, shall bear a legend substantially in the form set forth below and containing such other information as AmeriPath may deem necessary or appropriate:

         THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS SET FORTH IN THAT CERTAIN ASSET PURCHASE AGREEMENT EFFECTIVE AS OF FEBRUARY 1, 1998 BY AND AMONG THE ISSUER, ANATOMIC PATHOLOGY ASSOCIATES, LLP AND THE PARTNERS THEREOF (THE "PURCHASE AGREEMENT") AND MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION PRIOR TO FEBRUARY 1, 1999. IN ADDITION, UNLESS SUCH SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION IS MADE IN ACCORDANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS AND WITH THE PURCHASE AGREEMENT, THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY SUCH ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISTRIBUTION. THE ISSUER SHALL REMOVE THIS LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) WHEN THE RESTRICTIONS SET FORTH IN THE PURCHASE AGREEMENT CEASE TO APPLY.

         (2) Except for transfers to family members who agree to be bound by the restrictions set forth in this SECTION 1.9 (or trusts for the benefit of each of the AmeriPath Stock Holders or his family members, the trustees of which so agree), regardless of whether or not transfers of such shares are restricted pursuant to the terms of subsection (1) above, during the two-year period commencing on the Closing Date, each of the AmeriPath Stock Holders shall not sell, assign, exchange, transfer, distribute or otherwise dispose of, in any transaction or series of transactions, the greater of (i) more than five percent (5%) of each of the AmeriPath Stock Holder's holdings of AmeriPath Stock during any thirty (30) day period, or (ii) more than Fifteen Thousand (15,000) shares of AmeriPath Stock during any thirty (30) day period (each of clause (i) and (ii) being referred to herein as a "FUTURE SALE"), except in accordance with this SECTION 1.9. If any of the AmeriPath Stock Holders desires to make a Future Sale, such AmeriPath Stock Holder shall first provide written notice thereof to AmeriPath. Promptly after receipt of such notice by AmeriPath, AmeriPath shall designate in writing to such AmeriPath Stock Holder the names and other pertinent information of at least two investment banks or market makers who actively make a market of AmeriPath's stock and through whom the Future Sale may be made (subject to the volume restrictions in (i) and (ii) above); PROVIDED, HOWEVER, that the terms of such Future Sale (including commissions) shall be competitive with what the AmeriPath Stock Holder would receive in the absence of this SECTION 1.9 from a non-discount brokerage firm.

         (3) The AmeriPath Stock Holder shall not transfer any shares of the AmeriPath Stock at any time if such transfer would constitute a violation of any federal or state securities or "blue sky" laws, rules or regulations (collectively, "SECURITIES LAWS"), or a breach of the conditions to any exemption from registration of the AmeriPath
                  Stock under any such Securities Laws, or a breach of any undertaking or agreement of each of the AmeriPath Stock Holders entered into with AmeriPath pursuant to such Securities Laws or in connection with obtaining an exemption thereunder, and AmeriPath shall not transfer upon its books any shares of AmeriPath Stock unless prior thereto AmeriPath shall have received an opinion, in form and substance satisfactory to AmeriPath, of counsel, reasonably satisfactory to AmeriPath, that such transfer is in compliance with this
                  SECTION 1.9 and the Securities Laws.

         (4) For purposes of this Agreement (and the restrictions set forth in this SECTION 1.9), the term "AmeriPath Stock" shall mean and include (i) the shares of AmeriPath Stock issued, granted, conveyed and delivered to each of the AmeriPath Stock Holders pursuant to SECTION 1.5 hereof (the "PRIMARY SHARES"), and
                  (ii) any and all other or additional shares of capital stock of AmeriPath issued or delivered by AmeriPath with respect to the shares of AmeriPath Stock described in clause (i) hereof, including without limitation any shares of capital stock of AmeriPath issued or delivered with respect to such shares as a result of any stock split, stock dividend, stock distribution, recapitalization or similar transaction (the "ADDITIONAL SHARES").

         (5) VESTING. Commencing January 31, 1999 and on each of the four one-year anniversaries of such date, 20% of the shares of AmeriPath Stock (including both the Primary Shares and any Additional Shares issued with respect to such Primary Shares) owned by each of the AmeriPath Stock Holders shall be free of the restrictions set forth in SECTION 1.9, such restrictions at such time having lapsed and no longer being applicable to such percentage of the AmeriPath Stock, so that after five (5) years none of the shares of AmeriPath Stock (including Primary Shares and Additional Shares) shall be subject to the restrictions set forth in SECTION 1.9 hereof.

               (b) PERMITTED CONDITIONAL TRANSFER UPON DEATH. Notwithstanding the provisions of this SECTION 1.9, upon an AmeriPath Stock Holder's death, the AmeriPath Stock owned by such AmeriPath Stock Holder shall be transferable solely pursuant to each of the AmeriPath Stock Holder's will or in accordance with the laws of descent and distribution if, and only if, the descendants or devisees or assignees or beneficiaries, as applicable, of the AmeriPath Stock execute and deliver to AmeriPath an agreement, in form and substance satisfactory to AmeriPath, evidencing their agreement to the restrictions contained in this SECTION 1.9.

               (c) LOCK-UP. Each of the AmeriPath Stock Holders agrees that, if an underwriter requests the Purchaser, in connection with an underwritten public offering of any of its securities, to secure and obtain a lock-up agreement, whereby a Person agrees to refrain from selling, transferring, pledging or otherwise conveying its securities for a certain period (the "LOCK-UP"), from any of the Purchaser's stockholders, option holders or employees, each of the AmeriPath Stock Holders shall execute and deliver to the Purchaser a Lock-up, in form and substance acceptable to the Purchaser and the underwriters of such offering, within ten (10) days of receipt a written request from the Purchaser.

               (d) LEGEND(S) ON STOCK CERTIFICATES. Each of the AmeriPath Stock Holders understands and agrees that any and all stock certificates evidencing the AmeriPath Stock shall contain appropriate restrictive legends indicating, in form satisfactory to AmeriPath, the restrictions to which the AmeriPath Stock is subject, as provided under this Agreement.

               (e) REPRESENTATIONS. Each of the AmeriPath Stock Holders understands that, in connection with the issuance of the AmeriPath Stock, AmeriPath is relying upon the representations and warranties being made by each of the AmeriPath Stock Holders to AmeriPath in SECTION 2.26 hereof.

1.10 ADJUSTMENT TO PURCHASE PRICE. Notwithstanding the foregoing provisions contained in this Article 1, the Purchase Price shall be adjusted based on the "1997 EBIT". For purposes hereof, the term "1997 EBIT" shall mean the income of or attributable to the Seller for the 1997 calendar year before deduction for
(i) interest paid in such year, (ii) income tax payable for such year, and

(iii) charges for amortization of goodwill. All such calculations shall be determined based on audited financial statements prepared by Gaither, Rutherford & Co. in accordance with GAAP (as defined in SECTION 12.3 hereof).

               (a) INCREASE IN PURCHASE PRICE. In the event that the 1997 EBIT exceeds $2,084,250, then (I) the amounts payable under the Contingent Note shall be increased by an amount equal to the product of (a) seven and (b) the excess of the 1997 EBIT over $1,985,000 and (II) the Minimum Targets and other target EBIT amounts upon which payments under the Contingent Note are determined ("EBIT Targets") shall be restated by multiplying them by a fraction, the numerator of which is the 1997 EBIT and the denominator of which is $1,985,000. The increase in the aggregate amount payable under the Contingent Note shall be allocated among the Holders pro rata based on the maximum amount payable to such Holders under the Contingent Note at the time of such increase.

               (b) DECREASE IN PURCHASE PRICE. In the event that the 1997 EBIT is less than $1,885,750, then the Purchase Price shall be decreased by an amount (the "Reduction Amount") equal to the product of (a) seven and (b) the excess of $1,985,000 over the 1997 EBIT. The Purchase Price shall be reduced by the Reduction Amount as follows: (I) the cash payable pursuant to Section 1.5(a) hereof shall be reduced by 60% of the Reduction Amount, (II) the value of the AmeriPath Shares to be delivered by Purchaser pursuant to Section 1.5(b) hereof shall be reduced by 20% of the Reduction Amount and (III) the amounts payable under the Contingent Note to be delivered pursuant to Section 1.5(c) hereof shall be reduced by 20% of the Reduction Amount. In addition, EBIT Targets shall be restated by multiplying them by a fraction, the numerator of which is the 1997 EBIT and the denominator of which is $1,985,000.

               (c) For purposes of this Section, when payments under the Contingent Note are increased or decreased by a given amount (the "Revision Amount"), the amounts payable under the Contingent Note shall be calculated as follows: the payment amounts payable under the Contingent Note if the 100% Target EBIT is attained for each applicable year (each, the "100% Target Payment") shall be increased (or decreased in the event there is a Purchase Price reduction) by the Revision Amount; all other payment amounts shall be restated by multiplying them by a fraction, the numerator of which is the applicable 100% Target Payment plus (or minus in the event there is a the Purchase Price is reduced) the Revision Amount and the denominator of which is the applicable 100% Target Payment. For purposes of this Section, the 100% Target EBIT for each year are as follows: $1,985,000 for the period ending January 31, 1999; $3,970,000 for the period ending January 31, 2000; $5,955,000 for the period ending January 31, 2001; $7,940,000 for the period ending January 31, 2002; and $9,925,000 for the period ending January 31, 2003.

                                  ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller makes the following representations and warranties to the Purchaser, each of which shall be deemed material (and the Purchaser, in executing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such representations and warranties notwithstanding independent investigation, if any):

         2.1 ORGANIZATION, QUALIFICATION, ETC. Seller is a limited liability partnership duly organized and validly existing under the laws of the State of Indiana with full power and authority to carry on its business as it is now being conducted, and to own, operate and lease its properties and assets. Seller is duly qualified or licensed to do business in good standing in the jurisdictions set forth on SCHEDULE 2.1 attached hereto, those being every jurisdiction in which the conduct of Seller's business, the ownership or lease of its assets, properties, the proposed conduct of Seller's business, the ownership or lease of its assets, properties, or the transactions contemplated by this Agreement, require it to be so qualified, registered, or licensed and the failure to be so qualified or licensed would have a Material Adverse Effect (as defined in SECTION 12.3). True, complete and correct copies of Seller's Amended and Restated Articles of Partnership of Anatomic Pathology Associates, LLP ("Partnership Agreement"), as presently in effect, are attached hereto as
EXHIBIT 2.1.

         2.2 SUBSIDIARIES. Except as set forth on SCHEDULE 2.2, Seller has no Subsidiaries (as defined in SECTION 12.3) nor any investment or other interest in, or any outstanding loan or advance to or from, any Person including any Partner or Affiliate (as defined in SECTION 12.3).

         2.3 LIABILITIES. Except as disclosed on SCHEDULE 2.3 attached hereto and except for general claims by the Seller's creditors, the Seller has no debts, liabilities or other obligations (whether absolute, accrued, contingent, known, unknown or otherwise) of any kind or nature whatsoever in respect of which any Person could lawfully claim a security interest in the Assets and/or the leases, without regard to the foreseeability or reasonableness of such Claim.

         2.4 RECORD BOOKS. The books of Seller have been made available to the Purchaser, are complete and correct and contain all of the proceedings of the Partners of Seller.

         2.5 AUTHORIZATION, ETC. Seller has full power and authority and each of the Partners has full capacity to enter into this Agreement and the agreements and documents contemplated hereby and perform their respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized and no other proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby. Each Partner represents that he or she is entering into this Agreement on such Partner's own volition, free from any undue influence or coercion. Upon execution and delivery of this Agreement by the parties hereto this Agreement and all other agreements contemplated hereby shall constitute the legal, valid and binding obligation of Seller and each of the Partners, enforceable against each such party in accordance with their respective terms.

         2.6 EQUIPMENT AND OTHER TANGIBLE PROPERTY. The Seller's equipment, furniture, machinery, structures, fixtures and other tangible property included in the Assets (the "Tangible Business Assets") are suitable for the purposes for which intended and are in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear, and except for such Tangible Business Assets as shall have been taken out of service on a temporary basis for repairs or replacement consistent with the Seller's prior practices and normal industry standards.

         2.7 OPTIONS AND RIGHTS. There are no outstanding subscriptions, options, warrants, rights, securities, contracts, commitments, understandings or arrangements under which the Seller is bound or obligated to issue any partnership or other interests in the Seller. Except as set forth in the Partnership Agreement, there are no agreements, arrangements or understandings between any Partner and/or the Seller and any other Person regarding the Partner's partnership interest in the Partnership (or the transfer, disposition, holding or voting thereof).

         2.8 NO VIOLATION. The execution and delivery by Seller and each of the Partners of this Agreement, and any and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by Seller and each of the Partners do not and will not, except as set forth on SCHEDULE 2.8 attached hereto, (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (with due notice, lapse of time or both), (c) result in the creation of any Lien upon the partnership interests in or assets of Seller pursuant to, (d) give any third party the right to accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or Authority pursuant to, the Partnership Agreement or any Regulation, Order or Contract (as defined in SECTION 12.3) to which Seller or any Partner is subject except where such would not have a Material Adverse Effect. Seller and each of the Partners will comply with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         2.9 FINANCIAL STATEMENTS. Attached as EXHIBIT 2.9 hereto are the following financial statements of Seller, each of which are applied on a consistent basis: (i) audited balance sheets for the fiscal year ended December 31, 1995 and December 31, 1996 prepared on an accrual basis (the "BALANCE SHEETS"), and (ii) audited statements of revenues and expenses and related schedules thereto, prepared on an accrual basis, for the fiscal years ended December 31, 1993, December 31, 1994, December 31, 1995 and December 31, 1996 (the "STATEMENTS OF REVENUES AND EXPENSES"). (collectively, together with the Balance Sheets and the Statements of Revenues and Expenses, the "FINANCIAL STATEMENTS"). The Balance Sheets (and the schedules thereto) fairly present in all material respects the financial position of Seller at the respective dates thereof, and the Statements of Revenues and Expenses (and the schedules thereto)
(x) fairly present in all material respects the results of operations for the periods therein referred to, (except as stated therein or in the notes or schedules thereto) applied on a consistent basis, and (y) fairly present in all material respects the financial condition of Seller at the respective date, and for the period covered by, such statements. Schedule 2.3 also contains an unaudited balance sheet, statement of revenues and expenses and related schedules thereto, prepared on a cash basis, for the nine months ended September 30, 1997 which are true and accurate in all material respects. Except as set forth on SCHEDULE 2.3 attached hereto, Seller has no liability, whether accrued, absolute or contingent, of a type required to be reflected on a balance sheet or described in the notes thereto in accordance with GAAP other than (i) liabilities which have been reflected or reserved against in the Financial Statements, (ii) liabilities incurred since September 30, 1997 (which, if greater than $500 are reflected on SCHEDULE 2.9(A) hereto) and (iii) liabilities covered by insurance or reinsurance (a complete and detailed description of which is provided in SCHEDULE 2.9(b)).

         2.10 ACCOUNTS PAYABLE; ACCOUNTS RECEIVABLE; CUSTOMER DEPOSITS. SCHEDULE 2.10(a) sets forth a complete list of Seller's accounts payable and accrued expense as of the Closing Date. Seller has no reason to believe that the accounts receivable of Seller reflected on SCHEDULE 2.10(b) attached hereto on the date hereof are not good and collectible at approximately the same percentage rate as previously collected by Seller, based upon actual prior experience consistent with prior practice. All such accounts receivable, to the best of Seller's knowledge, are valid, genuine and subsisting, arise out of bona fide sales and deliveries of goods, performance of services or other business transactions and are not subject to defenses, set-offs or counterclaims.

         2.11 EMPLOYEES. Seller has delivered to AmeriPath an accurate list (which is set forth on SCHEDULE 2.11) showing all partners, managers and employees of Seller, listing all employment agreements with such partners, managers and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons (i) as of the end of Seller's most recent fiscal year (the "BALANCE SHEET DATE") and (ii) as of the date hereof. Seller has provided to AmeriPath true, complete and correct copies of any employment agreements for persons listed on SCHEDULE 2.11. Since the Balance Sheet Date, there have been no increases in the compensation payable or any special bonuses to any partner, employee or independent contractor, except ordinary salary increases implemented on a basis consistent with past practices, except as set forth on SCHEDULE 2.11.

              Seller has been for the past four years, and currently is, in material compliance with all Federal, State and local Regulations and Orders affecting employment and employment practices of Seller (including those Regulations promulgated by the Equal Employment Opportunity Commission), including terms and conditions of employment and wages and hours. Except as set forth on SCHEDULE 2.11, (i) Seller is not bound by or subject to (and none of its assets or properties is bound by or subject to) any arrangement with any labor union, (ii) no employees of Seller are represented by any labor union or covered by any collective bargaining agreement, (iii) no campaign to establish such representation is in progress and (iv) there is no pending or, to the best of Seller's knowledge, threatened labor dispute involving Seller and any group of its employees nor has Seller experienced any labor interruptions over the past three years. Seller believes its relationship with employees to be good.

         2.12 ABSENCE OF CERTAIN CHANGES. Except as set forth on Schedule 2.12, since January 1, 1998, there has not been (a) any Material Adverse Change (as defined in SECTION 12.3) in the business, prospects, financial condition, revenues, expenses, accounts receivable, accounts payable or operations of Seller; (b) any material decrease in the cash and cash equivalents of Seller from the amounts shown on the balance sheet for the fiscal year ended December 31, 1996 included in the Financial Statements; (c) any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect, with regard to Seller's properties and business; (d) any payment by Seller to, or any notice to or acknowledgment by Seller of any amount due or owing to, Seller's self-insured carrier, if any, in connection with any self-insured amounts or liabilities under health insurance covering employees of Seller, in each case, in excess of a reserve therefor on the balance sheet for the fiscal year ended December 31, 1996 included in the Financial Statements; (e) any declaration, setting aside or payment of any distribution (whether in cash or property) in respect of Seller's partnership interests, or any redemption or other acquisition of such interests by Seller; (f) any increase in the rate of compensation or in the benefits payable or to become payable by Seller to its partners, employees or consultants; (g) any amendment, modification or termination of any existing, or entering into any new, Contract or plan relating to any salary, bonus, insurance, pension, health or other employee welfare or benefit plan for or with any Partners, employees or consultants of Seller; (h) any entry into any material Contract not in the ordinary course of business, including without limitation relating to any borrowing or capital expenditure;
(i) any disposition by Seller of any asset other than in the ordinary course of business consistent with prior practice; (j) any adverse change in the sales patterns, pricing policies, accounts receivable or accounts payable relating to Seller; or (k) any write-down of the value of any inventory having an aggregate value in excess of $5,000, or write-off, as uncollectible, of any notes, trade accounts or other receivables having an aggregate value in excess of $5,000; or
(l) any change by Seller in accounting methods or principles.

         2.13 CONTRACTS.

               (a) Except as set forth in SCHEDULE 2.13 hereto, Seller is neither a party to nor subject to any written or oral:

                  (i) pension, profit sharing, bonus, retirement, stock option, stock purchase or other plan providing for deferred or other compensation to employees or any other employee benefit plan (other than as set forth in SCHEDULE 2.19 hereto), or any Contract with any labor union;

                  (ii) employment, consultation or other compensation Contract, which is not terminable on notice of 30 days' or less by Seller without penalty or other financial obligation (and, except as set forth on SCHEDULE 2.13, no partner or employee of Seller receives total salary, bonus and other compensation from Seller of $35,000.00 or more per annum).

                  (iii) Contract containing covenants or agreements limiting the freedom of Seller or any of its employees to compete in any line of business presently conducted by Seller with any Person or to compete in any such line of business in any area;

                  (iv) Contract with any Partner or with any affiliate or relative of any Partner (except for any Contract disclosed in SCHEDULE
         2.13 pursuant to clauses (ii) or (iii) of this SECTION 2.13(a));

                  (v) Contract relating to or providing for loans to Partners, employees or Affiliates;

                  (vi) Contract under which Seller has advanced or loaned, or is obligated to advance or loan, funds to any Person;

                  (vii) Contract relating to the incurrence, assumption or guarantee of any indebtedness, obligation or liability (in respect of money or funds borrowed), or otherwise pledging, granting a security interest in or placing a Lien on any asset of Seller;

                  (viii) guarantee or endorsement of any obligation;

                  (ix) Contract under which Seller is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $10,000.00;

                  (x) Contract pursuant to which Seller is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by Seller;

                  (xi) assignment, license, indemnification or Contract with respect to any intangible property (including, without limitation, any Proprietary Rights (as defined in SECTION 12.3 hereto));

                  (xii) warranty Contract with respect to its services rendered (or to be rendered) or its products sold or leased;

                  (xiii) Contract which prohibits, restricts or limits in any way the distributions by Seller;

                  (xiv) Contract under which it has granted any Person any registration rights (including piggyback rights) with respect to any securities;

                  (xv) Contract for the purchase, acquisition or supply of inventory and other property and assets, whether for resale or otherwise in excess of $10,000.00;

                  (xvi) Contracts with independent agents, brokers, dealers or distributors;

                  (xvii) sales, commissions, advertising or marketing Contracts;

                  (xviii) Contracts providing for "take or pay" or similar unconditional purchase or payment obligations;

                  (xix) Contracts with Persons with which, directly or indirectly, any Partner also has a Contract;

                  (xx) Contract with a hospital, physician or other health care provider or Person pursuant to which the cost of providing health care services to the patients covered by such Contract is assumed in whole or in part by Partner, Seller or such provider; or

                  (xxi) any other Contract which is material to Seller's operations or business prospects, except those which (x) were made in the ordinary course of business, (y) are terminable on 30 days' or less notice by Seller without penalty or other financial obligation, and (z) in each case, involve aggregate payments by or to Seller of $10,000.00 or less.

               (b) Seller has listed on SCHEDULE 2.13 all material written and oral Contracts to which Seller is a party or by which it or any of its properties are bound (including, but not limited to, Contracts with significant suppliers, patients, joint venture or partnership agreements, Contracts with any labor organizations and strategic alliances), (a) in existence as of the Balance Sheet Date and (b) entered into since the Balance Sheet Date, and in each case has delivered or made available true, complete and correct summaries of such Contracts to AmeriPath.

               (c) Except as set forth on SCHEDULE 2.8, no consent of any party to any Contract is required in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby.

               (d) Seller has performed in all material respects all obligations required to be performed by it and is not in default in any respect under or in breach of nor in receipt of any claim of default or breach under any material Contract listed on SCHEDULE 2.13; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of non-compliance under any material Contract to which Seller is subject (including without limitation all performance bonds, warranty obligations or otherwise); Seller does not have any present expectation or intention of not fully performing all such obligations; Seller does not have any knowledge of any breach or anticipated breach by the other parties to any such Contract to which it is a party.

         2.14 TRUE AND COMPLETE COPIES. Copies of all Contracts and documents delivered and to be delivered hereunder by each of the Partners or Seller are and will be true and complete copies of such agreements, contracts and documents.

         2.15 TITLE AND RELATED MATTERS.

               (a) Other than as described in SCHEDULE 2.15(a), Seller has good and marketable title to all of the Assets free and clear of all Liens, except
(i) statutory Liens not yet delinquent, (ii) such imperfections or irregularities of title, Liens, easements, charges or encumbrances as do not detract from or interfere with the present use of the properties or assets subject thereto or affected thereby, otherwise impair present business operations at such properties or do not detract from the value of such properties and assets, taken as a whole, (iii) as reflected in the balance sheets included in Financial Statements or the notes thereto, or (iv) those Liens disclosed on Schedule 2.15(a).

               (b) Except as set forth in Section 2.15(a), Seller owns, and will on the Closing Date own, good and marketable title to all the Assets except as to those Assets leased. All of such leases are valid and in effect, Seller is not in default under such leases and to the knowledge of Seller, no other party is in default under such leases. Other than as described in Schedule 2.15(a), none of the Assets will be on the Closing Date subject to any (i) Contracts of sale or lease, or (ii) Liens. Except for normal breakdowns and servicing requirements, all Assets regularly used by Seller in the conduct of its business is in good operating condition and repair, ordinary wear and tear excepted.

               (c) There has not been since September 30, 1997 and will not be prior to the Closing Date, any sale, lease, or any other disposition or distribution by Seller of any of its assets or properties and any other assets now or hereafter owned by it, except transactions in the ordinary and regular course of business or as otherwise consented to by the Purchaser. After the Closing, Purchaser, will own, or have the unrestricted right to use all Assets.

               (d) SCHEDULE 2.15(d) attached hereto sets forth a description of all material real and personal property owned or leased by Seller.

         2.16 LITIGATION. Except as set forth on SCHEDULE 2.16, there is no Claim (as defined in SECTION 12.3) pending or to the knowledge of the Seller threatened against any of the Partners or Seller which, if adversely determined, would have a Material Adverse Effect on Seller. Nor is there any Order outstanding against each of the Partners or Seller having, or which, insofar as can reasonably be foreseen, in the future may have, a Material Adverse Effect on Seller.

         2.17 TAX MATTERS.

               (a) Seller has filed all federal, state, and local tax reports, returns, information returns and other documents (collectively, the "TAX RETURNS") required to be filed with any federal, state, local or other taxing authorities (each a "TAXING AUTHORITY", collectively, the "TAXING AUTHORITIES") in respect of all relevant taxes, including without limitation income, premium, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, fuel, excess profits, occupational and interest equalization, windfall profits, severance, and other charges (including interest and penalties) (collectively, the "TAXES") and in accordance with all tax sharing agreements to which each of the Partners or Seller may be a party. All Taxes required or anticipated to be paid for all periods prior to and including the Closing Date have been or will be paid, including any of Seller's Taxes that may be due or claimed to be due as a result of the consummation of the transactions contemplated by this Agreement. All Taxes which are required to be withheld or collected by Seller have been duly withheld or collected and, to the extent required, have been or will be paid to the proper Taxing Authority or properly segregated or deposited as required by applicable laws. There are no Liens for Taxes upon any property or assets of Seller except for liens for Taxes not yet due and payable. Neither of the Partners nor Seller has executed a waiver of the statute of limitations on the right of the Internal Revenue Service or any other Taxing Authority to assess additional Taxes or to contest the income or loss with respect to any Tax Return. The basis of any depreciable assets, and the methods used in determining allowable depreciation (including cost recovery), is correct and in compliance with the Code.

               (b) No audit of Seller or Seller's Tax Returns by any Taxing Authority is currently pending or threatened, and no issues have been raised by any Taxing Authority in connection with any Tax Returns. No material issues have been raised in any examination by any Taxing Authority with respect to Seller which reasonably could be expected to result in a proposed deficiency for any other period not so examined, and there are no unresolved issues or unpaid deficiencies relating to such examinations. The items relating to the business, properties or operations of Seller on the Tax Returns filed by or on behalf of Seller for all taxable years (including the supporting schedules filed therewith), available copies of which have been supplied to the Purchaser, state accurately the information requested with respect to Seller and such information was derived from the books and records of Seller.

               (c) Seller has not made nor has become obligated to make, nor will as a result of any event connected with the Closing become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

               (d) The Partners shall cause Seller to file all Tax Returns and reports with respect to Taxes which are required to be filed for Tax periods ending on or before the Closing Date (a "PRE-CLOSING TAX RETURN"), and Seller shall pay all Taxes due in respect of such Pre-closing Tax Returns to the appropriate Taxing Authority; and Seller shall pay all costs associated with the preparation thereof.

         2.18 COMPLIANCE WITH LAW AND APPLICABLE GOVERNMENT AND OTHER REGULATIONS. Except as set forth on SCHEDULE 2.21, the Seller is presently complying in respect of its operations, equipment, practices, real property, plants, laboratories, structures, and other property, and all other aspects of its business and operations, with all applicable Regulations and Orders, including, but not limited to, Health Care Laws (as defined in SECTION 12.3), all Regulations relating to the safe conduct of business, environmental protection, quality and labeling, antitrust, Taxes, consumer protection, equal opportunity, discrimination, health, sanitation, fire, zoning, building and occupational safety where such failure or failures would individually or in the aggregate have a Material Adverse Effect. There are no Claims pending, nor to the best knowledge of Seller are there any Claims threatened, nor have each of the Partners received any written notice, regarding any violations of any Regulations and Orders enforced by any Authority claiming jurisdiction over Seller, including any requirement of OSHA or any pollution and environmental control agency (including air and water).

               (a) SCHEDULE 2.18(a) attached hereto sets forth all permits, licenses, provider numbers, orders, franchises, registrations and approvals (collectively, "PERMITS") from all Federal, state, local and foreign governmental regulatory bodies held by Seller. Except as set forth on SCHEDULE 2.21, the Permits listed on SCHEDULE 2.18(a) are the only Permits that are required for Seller to conduct its business as presently conducted, except for those the absence of which would not have any Material Adverse Effect on Seller. Each such Permit is in full force and effect and, to the best of the knowledge of Seller, no suspension or cancellation of any such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.

               (b) Seller has licenses to provide health care services in the jurisdictions set forth in (or in the Permits set forth in) SCHEDULE 2.18(b) hereto, which such licenses are all those necessary to conduct the business of Seller in the jurisdictions in which Seller presently operates. SCHEDULE 2.18(b) also sets forth a true and complete description of the status of each such license. Except as set forth on SCHEDULE 2.18(b), the Seller is not aware of any event, transaction, correspondence or circumstance which would have, or could foreseeably have, a Material Adverse Effect on one or more of such licenses.

         2.19 ERISA AND RELATED MATTERS.

               (a) BENEFIT PLANS; OBLIGATIONS TO EMPLOYEES. Except as set forth in SCHEDULE 2.19 hereto, neither Seller, nor any ERISA Affiliate of Seller, is a party to or participates in or has any liability or contingent liability with respect to:

                  (i) any "employee welfare benefit plan" or "employee pension benefit plan" or "multi-employer plan" (as those terms are respectively defined in Sections 3(1), 3(2) and 3(37) of the Employee Retirement Security Act of 1974, as amended ("ERISA");

                  (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any employee, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA); or

                  (iii) any Employment Agreements not terminable on 30 days' or less written notice, without further liability.

         Any plan, arrangement or agreement required to be listed on SCHEDULE
2.19 for which any Partner or any ERISA Affiliate of any Partner may have any liability or contingent liability is sometimes hereinafter referred to as a "BENEFIT PLAN". For purposes of this Section, the term "ERISA AFFILIATE" shall mean any trade or business, whether or not incorporated, that together with Seller would be deemed a "SINGLE EMPLOYER" within the meaning of Section 4001(b)(i) of ERISA.

               (b) PLAN DOCUMENTS AND REPORTS. A true and correct copy of each of the Benefit Plans listed on SCHEDULE 2.19, and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements, each as in effect on the date hereof, has been supplied to the Purchaser. In the case of any Benefit Plan that is not in written form, the Purchaser has been supplied with an accurate description of such Benefit Plan as in effect on the date hereof. A true and correct copy of the three most recent annual reports and accompanying schedules, the three most recent actuarial reports, and the most recent summary plan description and Internal Revenue Service determination letter with respect to each such Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Benefit Plan has been supplied to the Purchaser by Seller, and there have been no material changes in the financial condition in the respective Plans from that stated in the annual reports and actuarial reports supplied.

               (c) COMPLIANCE WITH LAWS; LIABILITIES. As to all Benefit Plans, except as otherwise specified on SCHEDULE 2.19, Seller is in compliance in all material respects with the terms of all Benefit plans and every Benefit Plan is in compliance with all of the requirements and provisions of ERISA and all other laws and regulations applicable thereto, including without limitation the timely filing of all annual reports or other filings required with respect to such Benefit Plans. None of the assets of any Benefit Plan are invested in employer securities or employer real property, as those terms are defined in Section 407(d) of ERISA. There have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan and neither Seller nor any ERISA Affiliate of Seller has otherwise engaged in any prohibited transaction. There has been no "accumulated funding deficiency" as defined in Section 302 of ERISA, nor has any reportable event as defined in Section 4043(b) of ERISA occurred with respect to any Benefit Plan. Actuarially adequate accruals for all obligations or contingent obligations under the Benefit Plans are reflected in Seller's balance sheet for the fiscal year ended December 31, 1996 included in Financial Statements provided to the Purchaser and such obligations include a pro rata amount of the contributions which would otherwise have been made in accordance with past practices for the plan years which include the closing date.

         2.20 INTELLECTUAL PROPERTY.

               (a) Except as set forth on SCHEDULE 2.20, Seller has no trade name, service mark, patent, copyright or trademark related to its business.

               (b) Seller has the right to use each Proprietary Right listed in
SCHEDULE 2.20, and except as otherwise set forth therein, each of such Proprietary Rights is, and will be on the Closing Date, free and clear of all royalty obligations and Liens. There are no Claims pending, or to the best knowledge of the Seller, threatened, against Seller or any of the Partners that its use of any of the Proprietary Rights listed on SCHEDULE 2.20 infringes the rights of any Person. Seller has no knowledge of any conflicting use of any of such Proprietary Rights.

               (c) Seller is not a party in any capacity to any franchise, license or royalty agreement respecting any Proprietary Right and there is no conflict with the rights of others in respect to any Proprietary Right now used in the conduct of its business.

               (d) INTERNAL SOFTWARE APPLICATIONS.

                  (i) SOFTWARE APPLICATIONS The current software applications used by Seller in the operation of its business are set forth and described on SCHEDULE 2.20(d) hereto (the "Software"). To Seller's knowledge after due inquiry, the Software used by Seller complies with the necessary requirements to function efficiently after the year 2000.

                  (ii) OWNED SOFTWARE. To the extent any of the Software has been has been designed or developed by Seller's management information or development staff or by consultants on Seller's behalf, is original and capable of copyright protection in the United States, and Seller has complete rights to and ownership of such Software, including possession of, or ready access to, the source code for such software in its most recent version. No part of any such Software is an imitation or copy of, or infringes upon, the software of any other Person or violates or infringes upon any common law or statutory rights of any other Person, including, without limitation, rights relating to defamation, contractual rights, copyrights, trade secrets, and rights of privacy or publicity. Seller has not sold, assigned, licensed, distributed or in any other way disposed of or encumbered the Software.

                  (iii) LICENSED SOFTWARE. The Software, to the extent it is licensed from any third party licensor or constitutes "off-the-shelf" software, is held by Seller legitimately and is fully transferable to the Purchaser without any third party consent, except as set forth on
         SCHEDULE 2.8. Except as set forth on Schedule 2.2(d), all of Seller's computer hardware has legitimately-licensed software installed therein.

         2.21 ENVIRONMENTAL MATTERS. Except as disclosed in SCHEDULE 2.21: (a) neither Seller's business nor the operation thereof violates any applicable Environmental Law (as defined in SECTION 12.3) and no condition or occurrence (any accident, happening or event which occurs or has occurred at any time prior to the Closing Date, which results in or could result in a claim against Seller or the Purchaser or creates or could create a liability or loss for Seller or the Purchaser) which, with notice or the passage of time or both, would constitute a violation of any Environmental Law; (b) Seller is in possession of all Environmental Permits (as defined in SECTION 12.3) required under any applicable Environmental Law for the conduct or operation of Seller's business (or any part thereof), and Seller is in full compliance with all of the requirements and limitations included in such Environmental Permits; (c) Seller has not stored or used any pollutants, contaminants or hazardous or toxic wastes, substances or materials on or at any property or facility now or previously owned, leased or operated by Seller except for inventories of chemicals which are used or to be used in the ordinary course of Seller's business (which inventories have been sorted or used in accordance with all applicable Environmental Permits and all Environmental Laws, including all so-called "Right to Know" laws); (d) Seller has not received any notice from any Authority or any private Person that Seller's business or the operation of any of its facilities is in violation of any Environmental Law or any Environmental

Permit or that it is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any property or facility now or previously owned, leased or operated by Seller, or at, on or beneath any land adjacent thereto or in connection with any waste or contamination site; (e) Seller is not the subject of any Federal, state, local, or private Claim involving a demand for damages or other potential liability with respect to a violation of Environmental Laws or under any common law theories relating to operations or the condition of any facilities or property (including underlying groundwater) owned, leased, or operated by Seller; (f) Seller has not buried, dumped, disposed, spilled or released any pollutants, contaminants or hazardous or wastes, substances or materials on, beneath or adjacent to any property or facility now or previously owned, leased or operated by Seller or any property adjacent thereto; (g) no by-products of any manufacturing or mining process employed in the operation of Seller's business which may constitute pollutants, contaminants or hazardous or toxic wastes, substances or materials under any Environmental Law are currently stored or otherwise located on any property or facility now or previously owned, leased or operated by Seller or any property adjacent thereto; (h) no property or facility now or previously owned, leased or operated by Seller, is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any other federal or state list of sites requiring investigation or clean-up; (i) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property or facility now or previously owned, leased or operated by Seller; (j) Seller has not directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any federal or state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material Claims against Seller for any remedial work, damage to natural resources or personal injury, including Claims under CERCLA; and (k) there are no polychlorinated biphenyls, radioactive materials or friable asbestos present at any property or facility now or previously owned or leased by Seller. Seller has timely filed all reports required to be filed with respect to all of its property and facilities and has generated and maintained all required data, documentation and records under all applicable Environmental Laws.

         2.22 DEALINGS WITH AFFILIATES. SCHEDULE 2.22 hereto sets forth a complete list, including the parties, of all oral or written agreements and arrangements to which Seller is, will be or has been a party, at any time from January 1, 1995 to the Closing Date, and to which any one or more Affiliates is also a party.

         2.23 BANKING ARRANGEMENTS. SCHEDULE 2.23 attached hereto sets forth the name of each bank in or with which Seller has an account, credit line or safety deposit box, and a brief description of each such account, credit line or safety deposit box, including the names of all Persons currently authorized to draw thereon or having access thereto. Seller has no liability or obligation relating to funds or money borrowed by or loaned to Seller (whether under any credit facility, line of credit, loan, indenture, advance, pledge or otherwise).

         2.24 INSURANCE. SCHEDULE 2.24 attached hereto sets forth a list and brief description, including dollar amounts of coverage, of all policies of property, fire, liability, business interruption, workers' compensation, and other forms of insurance held by Seller as of the date hereof, as well as a schedule of Claims filed with Seller's current insurance carrier, including a history of such Claims and a description and estimated dollar amount of any unresolved Claims. Such policies are valid, outstanding and enforceable policies, as to which premiums have been paid currently. Seller is not aware of any state of facts, or of the occurrence of any event which might reasonably (a) form the basis for any claim against Seller not fully covered by insurance for liability on account of any express or implied warranty or tortious omission or commission, or (b) result in material increase in insurance premiums of Seller.

         2.25 CONSENTS. SCHEDULE 2.25 attached hereto, sets forth a complete list of consents of governmental and other regulatory agencies or authorities, foreign or domestic, required to be received by or on the part of Seller and each of the Partners to enable Seller or each of the Partners to enter into and carry out this Agreement in all material respects. Except as set forth on
SCHEDULE 2.25, all such requisite consents have been, or prior to the Closing will have been, obtained.

         2.26 INVESTMENT REPRESENTATIONS. In the event, in connection with this Agreement or any agreement or transaction contemplated hereby, AmeriPath offers or sells, or is deemed to offer or sell, any securities of AmeriPath to a Partner (including AmeriPath Stock pursuant to SECTION 1.5), then each of the Partners hereby represents and warrants to AmeriPath as follows:

               (a) Each of the Partners has been offered, and up to the Closing Date and the time(s) of issuance of the AmeriPath Stock shall be offered, the opportunity to ask questions of, and receive answers from, AmeriPath and its Subsidiaries, and each of the Partners have been given full and complete access to all available information and data relating to the business and assets of AmeriPath and its Subsidiaries, have obtained such additional information about AmeriPath and its Subsidiaries which each of the Partners have deemed necessary in order to evaluate the opportunities, both financial and otherwise, with respect to AmeriPath and, except as set forth herein, have not relied on any representation, warranty or other statement concerning the Purchaser and its Subsidiaries in their evaluation of the decision to consummate the transactions contemplated herein. Each Partner has read and reviewed the latest public filings of AmeriPath, including the prospectus dated October 21, 1997, as well as the latest filings on form 10-q and any and all press releases of AmeriPath. On the basis of the foregoing, each of the Partners is familiar with the operations, business plans and financial condition of AmeriPath.

               (b) Each of the Partners understands that he must bear the economic risk of the AmeriPath Stock, if and when issued to such Partner, for an indefinite period of time because, except as provided in this Agreement, (i) each of the Partners understands that AmeriPath proposes to issue and deliver the shares of AmeriPath Stock issuable in accordance with this Agreement, without compliance with the registration requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") or the Securities Act of Indiana, that for such purpose AmeriPath will rely upon the representations, warranties, covenants and agreements contained herein, as well as any additional representations, warranties, covenants, agreements and certifications requested by AmeriPath to be delivered by each of the Partners at such time(s) of issuance or reissuance of the AmeriPath Stock; and that such noncompliance with registration is not permissible unless such representations and warranties are correct and such covenants and agreements are performed at and as of the time of issuance; (ii) each of the Partners understands that, under existing rules of the Securities and Exchange Commission (the "SEC"), there are substantial restrictions in the transferability of his shares of AmeriPath Stock; his shares of AmeriPath Stock may be transferred only if registered under the Securities Act or if an exemption from such registration is available; Partner may not be able to avail themselves of the provisions of Rule 144 promulgated by the SEC under the Securities Act with respect to the transfer of such shares; (iii) the AmeriPath Stock may not be sold, transferred, pledged, or otherwise disposed of without the consent of AmeriPath and an opinion of counsel for or satisfactory to AmeriPath that registration under the Securities Act or any applicable state securities laws is not required; and (iv) AmeriPath neither has an obligation to register a sale of the AmeriPath Stock held by any Partner nor has it agreed to do so in the future.

               (c) Except as set forth on SCHEDULE 2.26, each of the Partners is an "accredited investor", as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act in that each of the Partners, as of the date of this Agreement, either (a) (either individually or jointly with such Partner's spouse) has a net worth in excess of $1,000,000; or (b) had an individual income in excess of $200,000 in each of the two most recent years or joint income with such Partner's spouse in excess of $300,000 in each of those years, and reasonably expects reaching the same income level in the current year.

               (d) Each of the Partners is a sophisticated investor familiar with the type of risks inherent in the acquisition of securities such as the shares of AmeriPath Stock and such Partner's financial position is such that such Partner can afford to retain his shares of AmeriPath Stock for an indefinite period of time without realizing any direct or indirect cash return on such Partner's investment.

               (e) Each of the Partners is acquiring his shares of AmeriPath Stock for such Partner's own account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act. No Partner has any present plan, intention, commitment, binding agreement or arrangement to dispose of any shares of AmeriPath Stock

               (f) Each of the Partners understands that the certificates evidencing his shares of AmeriPath Stock, when and if issued, will bear appropriate restrictive legends.

         2.27 INVENTORIES. All of the Seller's inventories are owned free and clear and are not subject to any Lien, and such inventories and supplies have been purchased by Seller in the ordinary course of business, consistent with anticipated seasonal requirements, and the volumes of purchases thereof and orders therefor have not been reduced or otherwise changed in anticipation of the transactions contemplated by this Agreement.

         2.28 BROKERAGE. Neither Seller nor any Partner has employed any broker, finder, advisor, consultant or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement who is or might be entitled to any fee, commission or other compensation from Seller or any Partner, or from the Purchaser or its Affiliates, upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

         2.29 IMPROPER AND OTHER PAYMENTS. Except as set forth on SCHEDULE 2.29 hereto, (a) neither Seller, any Partner, employee thereof, nor, to Seller's knowledge, any agent or representative of Seller nor any Person acting on behalf of any of them, has made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person or Authority, (b) no contributions have been made, directly or indirectly, to a domestic or foreign political party or candidate, (c) no improper foreign payment (as defined in the Foreign Corrupt Practices Act) has been made, and (d) the internal accounting controls of Seller are believed by Seller's management to be adequate to detect any of the foregoing under current circumstances.

         2.30 PARTICIPATION IN AUDITS. Except as set forth in SCHEDULE 2.30, Seller has not been informed of any Recoupment Claims (as hereinafter defined) arising in connection with audits or reviews conducted by Medicaid, Medicare or private insurance companies. To the best of the knowledge of Seller, there is no basis for any Recoupment Claims based upon cost reports, claims or bills submitted or to be submitted in connection with services rendered by Seller. For purposes of this SECTION 2.30 the term "RECOUPMENT CLAIM" shall mean any recoupment or overpayment, set-off, penalty or fine, pending or to the knowledge of Seller threatened by any third-party payor or governmental authority having jurisdiction over Seller for amounts arising from or related to payments to Seller for services rendered prior to the Closing.

         2.31 HEALTH CARE LAWS & REGULATIONS.

               (a) FRAUD AND ABUSE. Except as set forth on SCHEDULE 2.31(a), to the best of Seller's knowledge, Seller and its Partners, employees, contractors and providers, have not engaged in any activities which are prohibited under federal Medicaid statues, 42 U.S.C. Section 1320a-7a and 7b, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations or which are prohibited by rules of professional conduct or which otherwise could constitute fraud, including but not limited to the following:
(i) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; and (iv) soliciting, paying or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such enumeration (a) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (b) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicaid; subject, in the case of
(iv) to the lack of clarity in the law relating to the marketing of Medicare risk products by brokers.

               (b) THIRD-PARTY PAYORS. All Contracts with third-party payors were entered into by Seller in the ordinary course of business. Seller will have made available to the Purchaser, as of the Closing Date, an accurate and complete list of all third-party payors which have agreements with Seller (as set forth on SCHEDULE 2.31(b)), together with accurate and complete copies of all such Contracts. Except as set forth on SCHEDULE 2.31(b), Seller is in compliance with each third-party payor's Contract, and Seller has properly charged and billed in accordance with the terms of those Contracts, including, where applicable, billing and collection of all deductibles and co-payments.

               (c) COMPLIANCE WITH MEDICARE AND MEDICAID PROGRAMS. Seller has timely and accurately filed all requisite claims and other reports required to be filed in connection with all state and federal Medicare and Medicaid programs in which Seller participates due on or before the Closing Date except to the extent that the failure to file such claims and reports would not result in a Material Adverse Effect on Seller. Except as set forth on SCHEDULE 2.31(c) hereto, there are no Claims pending or, to Seller's knowledge, threatened or scheduled before any Authority, including without limitation, any intermediary, carrier, the Administrator of the Health Care Financing Administration, the Indiana Department of Health and Rehabilitative Services, the Agency for Health Care Administration or any other state or federal agency with respect to any Medicare and Medicaid claim filed by Seller on or before the Closing Date, or program compliance matters, which would have a Material Adverse Effect on Seller, or its assets, the operations or utility thereof, or the consummation of the transactions contemplated hereby. Seller has delivered to the Purchaser accurate and complete copies of any Claims, actions or appeals listed on
SCHEDULE 2.31(c). Except for routinely scheduled reviews pursuant to Seller's Medicare and Medicaid Contracts, no valid review or program integrity review related to Seller has been conducted by any Authority in connection with the Medicare or Medicaid programs and no such review is scheduled, or to Seller's knowledge, pending or threatened against or affecting Seller, its business, assets, or the consummation of the transactions contemplated hereby.

               (d) RATE LIMITATIONS AND RATES. Each facility currently operated by Seller charges rates and accordingly bills for services which are legal and proper, and Seller's standard and Medicare rates are set forth on SCHEDULE 2.31(d). Certain reimbursement rates established by third-party payors are subject to retrospective adjustment, which adjustments are set forth on said
SCHEDULE 2.31(d).

               (e) REIMBURSEMENT DOCUMENTATION. Seller has filed when due any and all cost reports and other documentation and reports, if any, required to be filed by third-party payors and governmental agencies in compliance with applicable contractual provisions and/or laws, regulations and rules.

               (f) PATIENT REFERRALS. No Person having a "financial relationship" with Seller, as that term is defined in 42 U.S.C. Section 1395nn, is in a position, directly or indirectly, to refer patients or services to Seller, other than referrals which comply with (or are exempt from) the requirements of 42 U.S.C. Section 1395nn and the regulations promulgated pursuant thereto.

         2.32 FINANCIAL CONDITION AT CLOSING. At and as of Closing, Seller shall have a minimum of $175,000.00 in cash on hand. Other than for a breach of this representation, there shall be no adjustments with respect hereto after the Closing.

         2.33 DISCLOSURE. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to the Purchaser by or on behalf of Seller with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to each of the Partners as follows:

         3.1 CORPORATE ORGANIZATION, ETC. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. The Purchaser is duly qualified or licensed to do business in good standing in every jurisdiction in which the conduct of its business, the ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified or licensed and the failure to be so qualified or licensed would have a Material Adverse Effect on its business.

         3.2 AUTHORIZATION, ETC. The Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of the Purchaser has duly authorized the execution, delivery and performance of this Agreement, the Contingent Note and the other agreements and transactions contemplated hereby, and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby. Upon execution and delivery of this Agreement by the parties hereto this Agreement shall, and upon issuance of the Contingent Note in accordance with the provisions hereof the Contingent Note shall, constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

         3.3 NO VIOLATION. The execution, delivery and performance by the Purchaser of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser, do not and will not (a) conflict with or result in a material breach of the terms, conditions or provisions of, (b) result in a violation of, or (c) require any authorization, consent, approval, exemption or other action by or notice to any Authority pursuant to, the certificate of incorporation or by-laws of the Purchaser, or any Regulation to which the Purchaser is subject, or any material Contract or Order to which the Purchaser or its properties are subject. The Purchaser will comply with all applicable Regulations and Orders in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         3.4 GOVERNMENTAL AUTHORITIES. The Purchaser has complied in all material respects with all applicable Regulations in connection with its execution, delivery and performance of this Agreement and the agreements and transactions contemplated hereby. The Purchaser is not required to submit any notice, report, or other filing with any governmental authority in connection with its execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. No authorization, consent, approval, exemption or notice is required to be obtained by the Purchaser in connection with the execution, delivery, and performance of this Agreement and the agreements and transactions contemplated hereby.

         3.5 ISSUANCE OF AMERIPATH STOCK. The AmeriPath Stock to be issued by AmeriPath to the Partners, in accordance with the terms and subject to the conditions set forth in this Agreement shall, upon issuance and delivery, be duly authorized, validly issued, fully paid and non-assessable.

         3.6 SUBSIDIARIES. Other than the wholly-owned subsidiaries to the Purchaser listed in SCHEDULE 3.6 hereto, the Purchaser has no subsidiaries.

         3.7 LITIGATION There is no Claim (as defined herein) pending, or to the best knowledge of the Purchaser, threatened against the Purchaser which, if adversely determined would have a Material Adverse Effect on Purchaser. There is no Order outstanding against the Purchaser having, or which, insofar as can reasonably be foreseen, in the future may have, a Material Adverse Effect on the Purchaser.

         3.8 MATERIAL ADVERSE CHANGE. There has been no Material Adverse Change to Purchaser's financial position since end of the period reflected in the financial statements most recently filed with the United States Securities and Exchange Commission.

         3.9 DISCLOSURE. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to the Sellers by or on behalf of the Purchaser with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.

         3.10 CONSENTS. There are no consents of governmental or other regulatory agencies or authorities, foreign or domestic, required to be received by or on the part of the Purchaser to enable the Purchaser to enter into and carry out this Agreement in all material respects.

         3.11 SENIOR CREDIT FACILITY. The Purchaser is not currently in default, and will not be in default upon the consummation of this Agreement, under the terms of the Amended and Restated Credit Agreement, originally dated May 29, 1996 and amended and restated June 27, 1997, among the Purchaser, its subsidiaries, BankBoston, N.A., as agent, and the lenders named therein.

                                  ARTICLE IV

                      COVENANTS OF SELLER AND THE PARTNERS

         From the date hereof until the Closing, except as otherwise consented to or approved by the Purchaser in writing, Seller covenants and agrees that it shall act, and each of the Partners shall cause Seller so to act or refrain from acting where required hereinafter, to comply with the following:

         4.1 REGULAR COURSE OF BUSINESS. Seller shall operate its business diligently and in good faith and in the ordinary and usual course, consistent with past management practices; shall maintain all of its respective properties in good order and condition, shall maintain (except for expiration due to lapse of time) all leases and Contracts in effect without change except as expressly provided herein; shall comply in all material respects with the provisions of all Regulations and Orders applicable to Seller and the conduct of its business; shall not cancel, release, waive or compromise any debt, Claim or right in its favor; shall not alter the rate or basis of compensation of any of its Partners, employees or consultants; shall maintain insurance and reinsurance coverage as in effect on the date hereof up to the Closing Date; and shall preserve the business of Seller intact, and use its best efforts to keep available for Seller and the Purchaser the services of the employees and consultants of Seller, and to preserve the good will of clients, patients, suppliers and others having business relations with Seller.

         4.2 AMENDMENTS. Seller shall not merge with or into or consolidate with any other corporation or Person, acquire substantially all of the assets of any Person or change the character of its business.

         4.3 CAPITAL CHANGES; PLEDGES. Except as contemplated under this Agreement, Seller shall not issue or sell any options, warrants or other instruments providing rights to purchase or otherwise acquire any interest in the Seller and Seller shall not pledge or otherwise encumber Assets.

         4.4 DISTRIBUTIONS. Seller shall not declare, pay or set aside for payment any distribution in respect of its partnership interests other than a distribution of cash that does not result in a violation of SECTION 4.6 hereof , nor shall Seller, directly or indirectly, redeem, purchase or otherwise acquire any partnership interests.

         4.5 CAPITAL AND OTHER EXPENDITURES. Seller shall not make any capital expenditures, or commitments with respect thereto.

         4.6 CASH AND CASH EQUIVALENTS. Cash and cash equivalents shall be preserved, and expended, solely in the ordinary and usual course of business. In addition, the Assets shall include no less than $175,000 in cash.

         4.7 BORROWING. Seller shall not incur, assume or guarantee any indebtedness, obligations or liabilities not reflected on the Financial Statements (or the balance sheets included therein) except in the ordinary course of business or for purposes of consummation of the transactions contemplated by this Agreement and in any case only after consultation with the Purchaser.

         4.8 OTHER COMMITMENTS. Except as set forth in this Agreement, incurred or transacted in the ordinary course of business, or permitted in writing by the Purchaser, Seller shall not enter into any transaction or make any commitment or incur any obligation (including entering into any real property leases).

         4.9 FULFILLMENT OF CONDITIONS PRECEDENT. Seller and each of the Partners shall use their best efforts to obtain at their expense, on or prior to the Closing Date, all such waivers, Permits, consents, approvals or other authorizations from third parties and Authorities, and to do all things as may be necessary or desirable in connection with the transactions contemplated by this Agreement in order to fully and expeditiously consummate the transactions contemplated by this Agreement.

         4.10 INTERIM FINANCIAL INFORMATION. To the extent prepared in the ordinary course of business, Seller shall supply the Purchaser with unaudited financial statements (including, without limitation, balance sheets and statements of revenues and expenses) and information for each calendar month, promptly following the conclusion of such month, and as Seller may otherwise reasonably request.

         4.11 FULL ACCESS AND DISCLOSURE.

               (a) Seller shall afford to the Purchaser and its counsel, accountants and other authorized representatives reasonable access during business hours to Seller's facilities, properties, books and records in order that the Purchaser may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of Seller; including financial audits, and each of the Partners shall cause Seller's employees and auditors to furnish, on a timely basis, such additional financial and operating data and other information as the Purchaser shall from time to time reasonably request including, without limitation, any internal control recommendations applicable to Seller made by Seller's independent auditors in connection with any examination of Seller's Financial Statements and books and records.

               (b) From time to time prior to the Closing Date, Seller shall promptly supplement or amend information previously delivered to the Purchaser with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth herein or disclosed.

               (c) In connection with any "due diligence" examination performed by the Purchaser with respect to the business of Seller, each of the Partners shall fully cooperate and the results of such "due diligence" examination shall be satisfactory to the Purchaser.

         4.12 CONFIDENTIALITY. Each of the Partners and Seller shall, and shall cause its employees and other personnel and authorized representatives to, hold in confidence, and not disclose to any other party without the Purchaser's prior consent, all written and oral information furnished or disclosed by or received from the Purchaser or its Partners, employees, agents, counsel and auditors in connection with the transactions contemplated hereby except as may be required by applicable law or as otherwise contemplated herein. The Partners and the Seller hereby acknowledge that they are aware, and that they will advise such employees and representatives who are informed of the matters which are the subject of this letter, that the United States securities laws prohibit any Person who has received from an issuer material, non-public information of the type which is the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person will purchase or sell such securities. In addition, without the prior written consent of AmeriPath, the Seller and the Partners will not, and will direct such employees and representatives not to, disclose to any Person either the fact that this Agreement has been entered into or that information has been provided under this Agreement or that discussions or negotiations are taking or have taken place concerning a possible transaction between the Seller, the Partners and AmeriPath, or any of the terms, conditions or other facts with respect to any such discussions or possible transaction, including the status thereof.

         4.13 BREACH OF AGREEMENT. Neither any Partner nor Seller shall take any action which, if taken on or prior to the Closing Date, would constitute a breach of this Agreement.

                                   ARTICLE V

                           COVENANTS OF THE PURCHASER

         The Purchaser hereby covenants and agrees with Seller and each of the Partners that prior to the Closing or the termination of this Agreement:

         5.1 CONFIDENTIALITY. The Purchaser shall, and shall cause its principals, officers and other personnel and authorized representatives to, hold in confidence, and not disclose to any other party without the Partners' prior consent, all information received by it from each of the Partners or Seller's employees, agents, counsel and auditors in connection with the transactions contemplated hereby except as may be required by applicable law or as otherwise contemplated herein.

         5.2 FULL ACCESS AND DISCLOSURE.

               (a) The Purchaser shall afford to Seller and each of the Partners, and their counsel, accountants and other authorized representatives reasonable access during business hours to the Purchaser's facilities, properties, books and records in order that each of the Partners may have full opportunity to make such reasonable investigations as they shall desire to make of the business of the Purchaser; and the Purchaser shall cause its officers, employees and auditors to furnish such additional financial and operating data and other information as each of the Partners shall from time to time reasonably request including, without limitation, any internal control recommendations applicable to the Purchaser made by the Purchaser's independent auditors in connection with any examination of the Purchaser's financial statements and books and records.

                  (b) From time to time prior to the Closing Date, the Purchaser shall promptly supplement or amend information previously delivered to Seller and/or each of the Partners with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth herein or disclosed.

                  (c) The Purchaser shall fully cooperate in connection with any "due diligence" examination performed by the Seller or the Partners with respect to the business of the Purchaser. For purposes of this SECTION 5.2, "Purchaser" shall mean and include AmeriPath and its Subsidiaries.

                                   ARTICLE VI

                                OTHER AGREEMENTS

         The parties hereto further agree as follows:

         6.1 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement. In furtherance and not in limitation of the preceding sentence, the parties hereto shall use their best efforts to cause the Closing to take place on or before March 1, 1998. If at any time after the Closing Date the Purchaser shall consider or be advised that any further deeds, assignments or assurances in law or in any other things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Purchaser (or Seller, as appropriate), the title to any property or rights of Seller acquired or to be acquired by reason of, or as a result of, the acquisition, each of the Partners agree that each of the Partners shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in Seller and otherwise to carry out the purpose of this Agreement.

         6.2 AGREEMENT TO DEFEND. In the event any action, suit, proceeding or investigation of the nature specified in SECTIONS 7.2 or 8.2 is commenced, whether before or after the Closing Date, all the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

         6.3 CONSENTS. Without limiting the generality of SECTION 6.1, each of the parties hereto shall use their best efforts to obtain all permits, authorizations, consents and approvals of all Persons and governmental authorities necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing Date. With respect to every material Contract of Seller, for which a consent or approval is not required under the terms of such Contract, upon the execution and delivery of this Agreement, each party to each such Contract shall, after consultation with and coordination by AmeriPath, be advised of the transaction contemplated hereby.

         6.4 NO SOLICITATION OR NEGOTIATION. Unless and until this Agreement is terminated, neither each of the Partners nor Seller through its employees, representatives, agents, advisors, accountants and attorneys shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or provide any confidential information or data to any Person with respect to, or have any discussions with any Persons relating to, any acquisition, business combination or purchase of all or any significant asset of, or any equity interest in, Seller, or otherwise facilitate any effort or attempt to do or seek any of the foregoing, and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Should Seller or any Partner be contacted with respect to any offer, inquiry or proposal, Seller and each of the Partners shall immediately advise the Purchaser in writing of the name, address and phone number of the contact and the nature of the inquiry.

         6.5 NO TERMINATION OF PARTNER'S OBLIGATIONS BY SUBSEQUENT INCAPACITY, ETC. Each of the Partners specifically agree that the obligations of such Partner hereunder, including, without limitation, obligations pursuant to
ARTICLE XI, if any, and SECTION 6.4 shall not be terminated by the death or incapacity of any Partner.

         6.6 EMPLOYMENT AGREEMENTS. Seller and each of the persons set forth on
SCHEDULE 6.6 hereof shall, at or prior to the Closing, terminate any existing employment or independent contractor agreements between Seller and such individual and shall enter into an Employment Agreement with AmeriPath APA in the form of EXHIBIT 6.6, attached hereto (the "EMPLOYMENT AGREEMENTS").

         6.7 PUBLIC ANNOUNCEMENTS. Neither any Partner nor Seller nor any Affiliate, representative, employee, or Partner of any of such Persons, shall disclose any of the terms of this Agreement to any third party (other than the Purchaser's advisors and senior lending group and the Partners' advisors) without the other party's prior written consent unless required by any applicable law. The form, content and timing of any and all press releases, public announcements or publicity statements (except for any disclosures under or pursuant to Federal or State securities laws in connection with the registration of AmeriPath's securities or otherwise) with respect to this Agreement or the transactions contemplated hereby shall be subject to the prior approval of the Purchaser. No press releases, public announcements or publicity statements shall be released by either party without such prior mutual agreement.

         6.8 DELIVERIES AFTER CLOSING. From time to time after the Closing, at the Purchaser's request and without expense to Seller and without further consideration from the Purchaser or Seller, each of the Partners shall execute and deliver such other instruments of conveyance and transfer and take such other action as the Purchaser reasonably may require to convey, transfer to and vest in the Purchaser, and to put the Purchaser in possession of, any rights or property to be sold, conveyed, transferred or delivered hereunder, including transferring any Assets subsequently delivered or paid to Seller, any revenues generated or otherwise earned by AmeriPath APA but delivered to Seller and any amounts generated pursuant to that certain Pathology Services Agreement, dated as of January 11, 1995 between Seller and Corning Clinical Laboratories, Inc.

         6.9 NON-COMPETITION COVENANT.

               (a) As a material and valuable inducement for the Purchaser to enter into this Agreement, pay and deliver the Purchase Price consideration and consummate the transactions provided for herein, during the "RESTRICTED PERIOD" (as hereinafter defined), each of the Partners agree, unless otherwise permitted by AmeriPath in writing, that he or she shall not, directly or indirectly, for himself or herself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

                  (i) engage in the practice of pathology or engage in any business or perform any service in competition with the business of AmeriPath APA or its successors or assigns within the Restricted Territory, or have any interest (other than a 2% or less beneficial or voting interest in a publicly held company) in any enterprise that shall engage in such activities within the Restricted Territory. For purposes of this Agreement, the "RESTRICTED TERRITORY" shall mean any location within 50 miles of 5940 West Raymond Street, Indianapolis, Indiana 46241; or

                  (ii) from any facility or location, whether within or without the Restricted Territory, knowingly (x) perform pathology services for any, patient, laboratory, medical facility or health care provider located in the Restricted Territory or (y) solicit, directly or indirectly, any patient, laboratory or health care provider located within the Restricted Territory who was or is a customer, client or patient of AmeriPath APA or who is a prospective customer, client or patient of AmeriPath APA, except that it shall not be a violation of this SECTION 6.9 for each of the Partners to perform pathology services in the Restricted Territory during the Restricted Period (a) as an employee of a local, federal or state government or agency; (b) in performing such Partner's duties as a member of the United States military services or the National Guard; or (c) on a locum tenens basis. For purposes of this Agreement a prospective customer, client or patient of AmeriPath APA at any time is a person with whom AmeriPath APA has had two or more substantive discussions within the three months preceding such time.

               (b) As used in this Agreement, the term "RESTRICTED PERIOD" shall mean and include a period of five (5) years, from the Closing to the fifth (5th) anniversary of the Closing.

               (c) Partners further agree that during the Restricted Period, Partners will not, directly or indirectly, (a) solicit the employment of any employee, agent or consultant of AmeriPath or its affiliates (each an "AmeriPath Entity") or any person who was an employee, agent or consultant of any AmeriPath Entity during the Restricted Period, or (b) induce any employee of an AmeriPath Entity to leave the employ of any such AmeriPath Entity, unless in each case the Partner obtains the prior written consent of AmeriPath.

               (d) In recognition of the substantial nature of such potential damages and the difficulty of measuring economic losses to AmeriPath as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to AmeriPath for which it would have no other adequate remedy, Partners agree that in the event of breach by such Partner of the foregoing covenant, AmeriPath shall be entitled to specific performance of this provision and co-injunctive and other equitable relief, and that such Partner will be responsible for the payment of court costs and reasonable attorneys' fees incurred by AmeriPath in seeking enforcement of the covenants set forth in this SECTION 6.9.

               (e) Partners covenant and agree that the restrictions set forth in this SECTION 6.9 are fair, reasonable and necessary to protect the interests of AmeriPath and its Affiliates, such restrictions were negotiated and bargained for and the consideration delivered in connection with this Agreement reflects and assumes Partners' strict compliance with, and the enforceability by the Purchaser of, these restrictions.

               (f) Partners acknowledge and agree that the provisions of SECTION
6.9 and SECTION 6.10 are material and of the essence to this Agreement. In addition, if the scope of any restriction or covenant contained in either such Section should be or become too broad or extensive to permit enforcement thereof to its fullest extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law, and each of the Partners hereby consents and agrees that (a) it is the parties intention and agreement that the covenants and restrictions contained herein be enforced as written, and (b) in the event a court of competent jurisdiction should determine that any restriction or covenant contained herein is too broad or extensive to permit enforcement thereof to its fullest extent, the scope of any such restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce such restriction or covenant, but should be modified to permit enforcement of the restrictions and covenants contained herein to the maximum extent the court, in its judgment, will permit.

               (g) Notwithstanding the foregoing provisions of this Section 6.9, the Partners shall be entitled to render services for and on behalf of Seller solely for the purpose of fulfilling Seller's obligations under a certain Pathology Services Agreement between Seller and Corning Clinical Laboratories, Inc., dated as of January 11, 1995.

         6.10 NON-DISCLOSURE; CONFIDENTIALITY.

               (a) CONFIDENTIAL INFORMATION. By virtue of Partners' employment, association or involvement with an AmeriPath Entity, Partners may obtain confidential or proprietary information developed, or to be developed, by an AmeriPath Entity. "Confidential Information" means all proprietary or business sensitive information, whether in oral, written, graphic, machine-readable or tangible form, and whether or not registered, and including all notes, plans, records, documents and other evidence thereof, including but not limited to all: patents, patent applications, copyrights, trademarks, trade names, service marks, service names, "know-how," patient lists, details of client or consulting contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, procurement and sales activities, promotion and pricing techniques, credit and financial data concerning customers, business acquisition plans or any portion or phase of any scientific or technical information, discoveries, computer software or programs used or developed in whole or in part by any AmeriPath Entity (including source or object codes), processes, procedures, formulas or improvements of any AmeriPath Entity; algorithms; computer processing systems and techniques; price lists; customer lists; procedures; improvements, concepts and ideas; business plans and proposals; technical plans and proposals; research and development; budgets and projections; technical memoranda, research reports, designs and specifications; new product and service developments; comparative analyses of competitive products, services and operating procedures; and other information, data and documents now existing or later acquired by an AmeriPath Entity, regardless of whether any of such information, data or documents qualify as a "trade secret" under applicable Federal or State law. "Confidential Information" shall not include (a) any information which is in the public domain during the period of service by each of the Partners or becomes public thereafter, provided such information is not in the public domain as a consequence of disclosure by Partners in violation of this Agreement, and (b) any information not considered confidential information by similar enterprises operating in the clinical or anatomical laboratory industry or otherwise in the ordinary course.

               (b) NON-DISCLOSURE. Partners agree that, except as directed by such Partner's AmeriPath Entity employer, as required or otherwise contemplated under this Agreement or such Partner's Employment Agreement or as otherwise required by law, he will not at any time (during the term of such Partner's employment by an AmeriPath Entity or at any time thereafter), except as may be expressly authorized by the AmeriPath Entity in writing, disclose to any Person or use any Confidential Information whatsoever for any purpose whatsoever, or permit any Person whatsoever to examine and/or make copies of any reports or any documents or software (whether in written form or stored on magnetic, optical or other mass storage media) prepared by him or that come into his possession or under his control by reason of his employment by an AmeriPath Entity or by reason of any consulting or software development services he has performed or may in the future perform for an AmeriPath Entity which contain or are derived from Confidential Information. Partners further agree that while employed at an AmeriPath Entity, no Confidential Information shall be removed from the AmeriPath Entity's business premises, without the prior written consent of such AmeriPath Entity.

               (c) AMERIPATH GROUP PROPERTY. As used in this Agreement, the term "AMERIPATH GROUP PROPERTY" means all documents, papers, computer printouts and disks, records, customer or patient lists, files, manuals, supplies, computer hardware and software, equipment, inventory and other materials that have been created, used or obtained by any AmeriPath Entity, or otherwise belonging to any AmeriPath Entity, as well as any other materials containing Confidential Information as defined above. Partners recognize and agree that:

                  (i) All the AmeriPath Group Property shall be and remain the property of the AmeriPath Entity to which such belongs;

                  (ii) Partners will preserve, use and hold the AmeriPath Group Property only for the benefit of AmeriPath and its Affiliates and to carry out the business of the AmeriPath Entity, AmeriPath and its Affiliates; and

                  (iii) When any Partner's employment is terminated, such Partner will immediately deliver and surrender to the AmeriPath Entity all the AmeriPath

         Group Property, including all copies, extracts or any other types of reproductions, which such Partner has in his possession or control.

         6.11 RULE 144 BEST EFFORTS. While AmeriPath is a public company with its securities registered under the Securities Act and listed or quoted for trading by a national securities exchange or inter-dealer quotation system, AmeriPath will use its best efforts to see that AmeriPath is in compliance with the requirements of Rule 144 under the Securities Act applicable to the issuer of securities, so as to facilitate non-registered sales of AmeriPath Stock by AmeriPath Stock Holders who then own AmeriPath Stock consistent with the requirements and limitations of Rule 144. Nothing in this SECTION 6.11 shall be deemed as either (i) any representation or warranty that AmeriPath will remain a public company with securities registered under the Securities Act, or (ii) any covenant or agreement by AmeriPath to register, under federal or state securities laws or otherwise, any AmeriPath securities issued to, or held by, each of the Partners.

         6.12 STRUCTURAL CHANGES . The parties hereto intend that the form and substance of this Agreement and the transactions contemplated hereby comply with, and not be inconsistent with, federal and Indiana Health Care Laws. Accordingly, notwithstanding any other term or provision of this Agreement in the event that AmeriPath, upon the advice of counsel, determines at any time following the Closing that the transactions contemplated by this Agreement do not comply with, or are inconsistent with, federal or Indiana Health Care Laws, then the Partners hereby irrevocably agree, upon AmeriPath's request and at AmeriPath's sole cost and expense, to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable in AmeriPath's reasonable judgment and at AmeriPath's request to restructure the agreements and transactions contemplated by this Agreement (the "RESTRUCTURING") so that such agreements and transactions will be in compliance with, and/or not inconsistent with, federal and Indiana Health Care Laws, while preserving, to the maximum extent practicable, the economic and business substance of such agreements and transactions. In furtherance and not in limitation of the preceding sentence, the Partners specifically agree that any such Restructuring at AmeriPath's request may include (i) the organization by the Partners of a professional corporation, partnership, grantor trust or similar entity owned by such Partners (the "ENTITY"), the organization and form of which Entity shall be satisfactory in all respects to AmeriPath, (ii) the assignment to such Entity of
(a) AmeriPath APA's obligations under all Employment Agreements (the performance of which obligations shall be guaranteed by AmeriPath) and (b) all contracts under which AmeriPath APA was required to provide or deliver professional pathology services, (iii) the execution and delivery by the Entity of a Management Agreement with AmeriPath Indiana, which Management Agreement shall be in form and substance satisfactory to AmeriPath, pursuant to which AmeriPath Indiana will provide certain management and other services to the Entity in consideration of management fees and the reimbursement of expenses, and (iv) the execution and delivery by each Partner of a buy/sell agreement with AmeriPath, in form and substance satisfactory to AmeriPath Indiana, pursuant to which AmeriPath Indiana may, at its option, cause each Partner to transfer his or her ownership interest or trusteeship in the Entity to a person designated by AmeriPath Indiana and qualified to own and hold such interest or trusteeship. Purchaser shall provide the Partners with prior written notice of any Restructuring and an opportunity to consult with AmeriPath prior to such Restructuring with respect to the form of such Restructuring.

         6.13 BENEFIT COVERAGE. Purchaser shall provide Garry L. Bollinger, M.D. and F. Donald McGovern Jr., M.D. (the "Covered Physicians") and their dependents who are covered under Seller's group health plan on the Closing Date with group health care coverage ("Coverage") that is comparable to the coverage generally available to physicians affiliated with AmeriPath and their dependents. The term of the Coverage shall commence effective as of the Closing Date and shall continue for a period of thirty (30) months. In addition, the Covered Physicians shall be responsible for reimbursing the Purchaser for the pro rata portion of the costs associated with providing the Covered Physicians and their dependents with the Coverage, as determined in good faith by Purchaser.

                                  ARTICLE VII

                 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

         Each and every obligation of the Purchaser under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by the Purchaser:

         7.1 REPRESENTATIONS AND WARRANTIES; COVENANTS AND AGREEMENTS. The representations and warranties of Seller contained in ARTICLE II and elsewhere in this Agreement and all information contained in any exhibit, certificate, schedule or attachment hereto or in any writing delivered by, or on behalf of, Partners or Seller to the Purchaser, shall be true and correct when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. Partners and Seller shall have performed and complied with all agreements, covenants and conditions and shall have made all deliveries required by this Agreement to be performed, delivered and complied with by them prior to the Closing Date. Each of the Partners shall have executed and delivered to the Purchaser a certificate, dated the Closing Date, certifying to the foregoing.

         7.2 NO INJUNCTION. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

         7.3 THIRD PARTY CONSENTS. The Purchaser, Partners and Seller shall have obtained all consents, approvals, waivers or other authorizations with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, such that the Contracts and leases described in SECTION 1.1 hereto shall remain in effect (without default, acceleration, termination, assignment, right of termination or assignment, payment, increase in rates or compensation payable, penalty, interest or other adverse effect) from and after the Closing Date as such Contracts and leases operated and were in effect before the Closing Date. With respect to the material Contracts of Seller for which notice of the transaction had been, or should have been, delivered to the other party thereto pursuant to
SECTION 6.3 hereof; (a) all such parties to such Contracts shall have been notified of the transactions contemplated hereby and (b) neither the Purchaser nor any Partner or Seller shall have received any notice of terminations or amendments of, or any indication from such party of their intent to terminate or amend, such Contract, unless such amendment shall not adversely affect the Purchaser or any Partner.

         7.4 REGULATORY APPROVALS. The Federal and State regulatory agencies or authorities listed in SCHEDULE 7.4 hereto shall have approved the applications listed in such Schedule with respect to the change of control represented by the transactions contemplated by this Agreement, and such approval shall not impose financial obligations on the Purchaser that are objectionable to it.

         7.5 NO MATERIAL ADVERSE CHANGE. There shall have been no Material Adverse Change since the date of this Agreement. The Purchaser shall have received a certificate (which shall be addressed to the Purchaser), dated the Closing Date, of the Partners, certifying to the foregoing.

         7.6 OPINION OF PARTNERS' COUNSEL. The Purchaser shall have received an opinion of counsel to the Partners and Seller (which will be addressed to the Purchaser and the Purchaser's senior lender), dated the Closing Date, in the form of EXHIBIT 7.6 hereto.

         7.7 EMPLOYMENT AGREEMENTS. Each of the persons set forth on SCHEDULE
6.6 hereto shall have terminated their existing employment or independent contractor agreements with Seller and each shall have executed and delivered to the Purchaser an Employment Agreement with AmeriPath APA in the form of EXHIBITS
6.6 attached hereto.

         7.8 BILL OF SALE. The Seller shall have executed and delivered to the Purchaser the Bills of Sale in the form attached hereto as EXHIBIT 1.3.

         7.9 SUBORDINATION AGREEMENT At the Closing, Seller and each of the Partners shall have executed and delivered the Subordination Agreement, in the form attached hereto as EXHIBIT 7.9.

         7.10 CREDITOR CONSENTS. The creditors set forth on SCHEDULE 7.10 hereto shall have agreed in writing with Seller as to the amounts owed in order for such creditors to have been paid in full and to release all Liens in favor of such creditors. Seller shall have obtained from the creditors set forth on
SCHEDULE 7.10 and shall provide to the Purchaser at Closing, such UCC termination statements, releases of mortgages and other releases of Liens as shall be required by the Purchaser and its lenders.

         7.11 TAX CLEARANCE CERTIFICATES. The Seller shall have delivered to the Purchaser Tax Clearance Certificates or other written evidence from all applicable governmental authorities in each of the states where the Seller's business is conducted that the sales and use taxes payable on or before the date of such inquiry have been paid in full.

         7.12 LEASE. The Purchaser shall have entered into a lease agreement substantially in the form attached hereto as Exhibit 7.12 relating to the lease of the premises located at 5940 West Raymond Street, Indianapolis, IN 46241.

         7.13 AMENDMENT TO TRUST AGREEMENT. That certain Trust Agreement, dated August 29, 1997, between AmeriPath and Jeffrey Mossler, M.D. (the "Trust Agreement") shall have been duly amended pursuant to an amendment substantially in the form of Exhibit 7.13 hereof.

         7.14 ASSIGNMENT AND ASSUMPTION. Seller shall have executed and delivered Assignment and Assumption Agreements in the form of EXHIBITS 7.14(a) and 7.14(b) hereof.

         7.15 MANAGEMENT AGREEMENT. That certain Management Agreement between AmeriPath Indiana and AmeriPath APA (the "Management Agreement") shall have been duly executed and delivered to Purchaser by the parties thereto.

         7.16 FORMATION OF AMERIPATH APA. AmeriPath APA shall have been duly formed as a limited liability company under the laws of the State of Indiana.

                                  ARTICLE VIII

            CONDITIONS TO THE OBLIGATIONS OF THE PARTNERS AND SELLER

         Each and every obligation of Partners and Seller under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by Partners:

         8.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties of the Purchaser contained in ARTICLE III and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto or any writing delivered by, or on behalf of the Purchaser to each of the Partners and Seller, shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. The Purchaser shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date. An authorized officer of the Purchaser shall have delivered to Seller a certificate (which shall be addressed to the Seller and each of the Partners), dated the Closing Date, certifying to the foregoing.

         8.2 NO INJUNCTION. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

         8.3 PURCHASE CONSIDERATION. The parties on SCHEDULE 1.5 shall have received the consideration (in the form of cash, AmeriPath Stock and the Contingent Note) required to be delivered at Closing pursuant to SECTION 1.5 hereof.

         8.4 EMPLOYMENT AGREEMENTS. AmeriPath APA shall have executed and delivered to each of the persons set forth on SCHEDULE 6.6 hereof an Employment Agreement with AmeriPath APA in the form of EXHIBIT 6.6 , attached hereto.

         8.5 OPINION OF PURCHASER'S COUNSEL. The Partners shall have received an opinion of counsel, dated the Closing Date, in the form of EXHIBIT 8.5 hereto.

         8.6 ASSIGNMENT AND ASSUMPTION. AmeriPath Indiana and AmeriPath APA shall have executed and delivered Assignment and Assumption Agreements in the form of EXHIBIT 7.14(a) and 7.14(b) hereto.

         8.7 AMENDMENT TO TRUST AGREEMENT. The Trust Agreement shall have been duly amended pursuant to an amendment substantially in the form of EXHIBIT 7.13 hereof.

         8.8 THIRD PARTY CONSENTS. The Purchaser shall have obtained all consents, approvals, waivers or other authorizations necessary for its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         8.9 LEASE. The Purchaser shall have entered into a lease agreement substantially in the form of EXHIBIT 7.12 relating to the lease of premises located at 5940 West Raymond Street, Indianapolis, IN 46241.

         8.10 MANAGEMENT AGREEMENT. The Management Agreement shall have been duly executed by the parties thereto and a copy of such Management Agreement shall have been delivered to Seller.

         8.11 FORMATION OF AMERIPATH APA. AmeriPath APA shall have been duly formed as a limited liability company under the laws of the State of Indiana.

         8.12 NO MATERIAL ADVERSE CHANGE. There shall have been no Material Adverse Changes to AmeriPath since the date of this Agreement and the Seller shall have received a certificate (which shall be addressed to the Seller and each of the Partners), dated as of the Closing Date, certifying the same.

         8.13 ASSIGNMENT OF EMPLOYMENT AGREEMENT. AmeriPath APA and Purchaser shall have entered into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit 8.13.

         8.14 TERMINATION AGREEMENTS. Seller and Drs. Moriarty, Fitzharris, Quirey and McDermott shall have entered into agreements terminating the employment agreements between such persons.

                                   ARTICLE IX

                                     CLOSING

         9.1 CLOSING. Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of ARTICLE X hereof, a closing of the transactions contemplated by this Agreement (the "CLOSING") shall be held on or before March 1, 1998, or on such other date which is mutually agreed upon in writing following the satisfaction or waiver of the conditions to closing set forth in ARTICLE VII and ARTICLE VIII hereof (the "CLOSING DATE").

         9.2 CLOSING DELIVERIES. At the Closing,

               (a) each of the Partners and Seller shall deliver or cause to be delivered to the Purchaser:

                  (i) the Bill of Sale;

                  (ii) the Assets;

                  (iii) copies of all consents and approvals required by SECTIONS 7.3, 7.4 and 7.10 (including UCC termination statements, releases of mortgages or other releases of Liens);

                  (iv) the Opinion of Counsel required by SECTION 7.6;

                  (v) the Certificates required by SECTIONS 7.1 and 7.5;

                  (vi) the Subordination Agreement required by SECTION 7.9;

                  (vii) the Employment Agreements required by SECTION 7.7 (EXHIBIT 6.6);

                  (viii) a certificate, signed by a Partner of the Seller, as to the Partnership Agreement, the actions taken by the Partners of Seller in connection with this Agreement, the authority of certain persons to act on behalf of the Seller and the jurisdictions in which Seller is qualified to conduct business, in form acceptable to the Purchaser;

                  (ix) certificates issued by the appropriate governmental authorities evidencing that Seller is validly existing and organized as of a date not more than 10 days prior to the Closing Date, as a partnership organized under the laws of the State of Indiana and as a foreign partnership authorized to do business under the laws of the various jurisdictions where it is so qualified, if applicable.

                  (x) the Assignment and Assumption Agreements required by
         SECTION 7.14;

                  (xi) the Tax Clearance Certificates required by SECTION 7.11;

                  (xii) the Lease required by SECTION 7.12;

                  (xiii) the Assignment and Assumption Agreement required by
         SECTION 8.13;

                  (xiv) the termination agreements required by SECTION 8.14; and

                  (xv) such other certified resolutions, documents and certificates as are required to be delivered by each of the Partners or Seller pursuant to the provisions of this Agreement.

               (b) The Purchaser shall deliver to each of the Partners:

                  (i) the consideration (in the form of cash, AmeriPath Stock and the Contingent Note) required to be paid or delivered at Closing in accordance with SECTION 1.5

                  (ii) the Certificate required by SECTIONS 8.1 AND 8.12;

                  (iii) the Employment Agreements required by SECTION 8.4;

                  (iv) such other certified resolutions, documents and certificates as are required to be delivered by the Purchaser pursuant to the provisions of this Agreement;

                  (v) the opinion of counsel to be delivered pursuant to Section 8.5;

                  (vi) the Assignment and Assumption Agreements required by
         SECTION 8.6;

                  (vii) copies of the amendment required by SECTION 8.7;

                  (viii) the Lease required by Section 8.9;

                  (ix) the Assignment and Assumption Agreement required by
         SECTION 8.13;

                  (x) a copy of the Management Agreement to be entered into pursuant to SECTION 7.15; and

                  (xi) copies of the organizational documents of AmeriPath APA.

                                    ARTICLE X

                           TERMINATION AND ABANDONMENT

         10.1 METHODS OF TERMINATION. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

               (a) by mutual consent of the Purchaser, each of the Partners and Seller;

               (b) by the Purchaser or both of each of the Partners and Seller if this Agreement is not consummated on or before March 1, 1998; PROVIDED, HOWEVER, THAT if any party has breached or defaulted with respect to its respective obligations under this Agreement on or before such date, such party may not terminate this Agreement pursuant to this
SECTION 10.1(b), and each other party to this Agreement shall at its option enforce its rights against such breaching or defaulting party and seek any remedies against such party, in either case as provided hereunder and by applicable law;

               (c) by the Purchaser if as of the Closing Date (including any extensions) any of the conditions specified in ARTICLE VII hereof shall not have been satisfied or if Seller or each of the Partners is otherwise in default under this Agreement; or

               (d) by the Seller if as of the Closing Date (including any extensions) any of the conditions specified in ARTICLE VIII hereof shall not have been satisfied or if Purchaser is otherwise in default under this Agreement

         10.2 PROCEDURE UPON TERMINATION. In the event of termination and abandonment pursuant to SECTION 10.1 hereof, and subject to the proviso contained in SECTION 10.1(b), this Agreement shall terminate and shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

               (a) each party shall redeliver all documents and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

               (b) all information received by any party hereto with respect to the business of any other party or Seller (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; and

               (c) no party hereto shall have any further liability or obligation to any other party under or in connection with this Agreement; PROVIDED, HOWEVER, the non-breaching or non-defaulting party shall not be foreclosed from bringing a Claim or cause of action or otherwise recovering from the breaching or defaulting party.

                                   ARTICLE XI

                       SURVIVAL OF TERMS; INDEMNIFICATION

         11.1 SURVIVAL. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that (a) the agreements and covenants set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied; and (b) all representations and warranties shall survive and continue until:

                           (1) with respect to the representations and
                  warranties in SECTIONS 2.17 (tax matters), 2.19 (ERISA matters), 2.21 (environmental matters) and 2.31 (health care regulatory matters), until sixty (60) days following the expiration of the applicable statute of limitations;

                           (2) with respect to the representations and
                  warranties in SECTIONS 2.15 (Title), 2.16 (Litigation) and 2.7 (options and rights), these representations shall survive and continue forever and without limitation; and

                           (3) with respect to all other representations and
                  warranties, the date upon which AmeriPath receives from its auditors the audited financial statements for AmeriPath's fiscal year ending December 31, 1999 (the "1999 AUDIT DATE"), except for representations, warranties and indemnities for which an indemnification Claim shall be pending as of the 1999 Audit Date, in which event such indemnities shall survive with respect to such Claim until the final disposition thereof.

         11.2 INDEMNIFICATION BY EACH OF THE SENIOR PARTNERS. Subject to this
ARTICLE XI, the Purchaser and its officers, directors, employees, representatives and agents shall be indemnified and held harmless by each of the Senior Partners at all times after the date of this Agreement, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the fees and expenses of counsel) resulting from, or in respect of, any of the following:

               (a) Any misrepresentation, breach of warranty, or non-fulfillment of any obligation on the part of any Partner or Seller under this Agreement, any document relating thereto or contained in any schedule or exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument by any Partner or Seller hereunder;

               (b) Any and all Excluded Liabilities; and

               (c) All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with any Claim incident to any of the foregoing.

         All other Claims of the Purchaser shall be resolved in accordance with
SECTION 11.4.

         11.3 INDEMNIFICATION BY THE PURCHASER. Subject to this ARTICLE XI, the Seller and each of the Partners and his heirs, assigns, representatives and agents shall be indemnified and held harmless by the Purchaser, at all times after the date of this Agreement, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the fees and expenses of counsel) resulting from, or in respect of any of the following: (a) any misrepresentation, breach of warranty, or non-fulfillment of any obligation on the part of the Purchaser under this Agreement, any document relating thereto or contained in any schedule or exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument by the Purchaser hereunder, (b) any and all Assumed

Obligations, (c) any breach, default or failure to perform under (i) that certain Acquisition Agreement, dated January 11, 1995, between The Medical Laboratory of Drs. Thornton, Haymond, Costin, Buehl, Bolinger, Warner, McGovern, McClure, Hooker, Winkler and Clark, an Indiana general partnership, the partners of such partnership and Corning Clinical Laboratories, Inc., a Delaware corporation; (ii) that certain Pathology Services Agreement, dated as of January 11, 1995 by and between Corning Clinical Laboratories, Inc., a Delaware corporation and Seller or (iii) that certain Corning Services Agreement, dated as of January 11, 1995 by and between Corning Clinical Laboratories, Inc. and Seller, (d) the operation of the Business after the Closing Date and (e) all demands, assessments, judgments, costs and reasonable and other expenses arising from or in connection with any claim incident to any of the foregoing.

         11.4 THIRD-PARTY CLAIMS. Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification for third-party Claims. Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the "INDEMNITEE") of notice of the commencement of any (a) Tax audit or proceeding for the assessment of Tax by any taxing authority or any other proceeding likely to result in the imposition of a Tax liability or obligation or (b) any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation the other party to this Agreement (hereinafter the "INDEMNITOR") is, or may be, required under this Agreement to indemnify such indemnitee, the indemnitee will, if a Claim thereon is to be, or may be, made against the indemnitor, notify the indemnitor in writing of the commencement or assertion thereof and give the indemnitor a copy of such Claim, process and all legal pleadings. The indemnitor shall have the right to participate in the defense of such action with counsel of reputable standing. The indemnitor shall have the right to assume the defense of such action unless such action (i) may result in injunctions or other equitable remedies in respect of the indemnitee or its business; (ii) may result in liabilities which, taken with other then existing Claims under this ARTICLE XI, would not be fully indemnified hereunder; or (iii) may have an adverse impact on the business or financial condition of the indemnitee after the Closing Date (including an effect on the Tax liabilities, earnings or ongoing business relationships of the indemnitee). The indemnitor and the indemnitee shall cooperate in the defense of such Claims. In the case that the indemnitor shall assume or participate in the defense of such audit, assessment or other proceeding as provided herein, the indemnitee shall make available to the indemnitor all relevant records and take such other action and sign such documents as are necessary to defend such audit, assessment or other proceeding in a timely manner. If the indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the indemnitor has agreed to indemnify the indemnitee under this Agreement, the indemnitor shall promptly reimburse the indemnitee in an amount equal to the amount of such payment plus all reasonable expenses (including legal fees and expenses) incurred by such indemnitee in connection with such obligation or liability subject to this ARTICLE XI.

         Prior to paying or settling any Claim against which an indemnitor is, or may be, obligated under this Agreement to indemnify an indemnitee, the indemnitee must first supply the indemnitor with a copy of a final court judgment or decree holding the indemnitee liable on such claim or failing such judgment or decree, and must first receive the written approval of the terms and conditions of such settlement from the indemnitor. An indemnitor shall have the right to settle any Claim against it, subject to the prior written approval of the indemnitee, which approval shall not be unreasonably withheld.

         An indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the indemnitee unless (a) the employment of such counsel shall have been authorized in writing by the indemnitor in connection with the defense of such action or Claim, (b) the indemnitor shall not have employed, or is prohibited under this
SECTION 11.4 from employing, counsel in the defense of such action or Claim, or
(c) such indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the indemnitor, in any of which events such fees and expenses of not more than one additional counsel for the indemnified parties shall be borne by the indemnitor.

         11.5 DEDUCTIBLE; MAXIMUM LIABILITY. Notwithstanding the foregoing provisions of this ARTICLE XI, except for the next succeeding sentence of this
SECTION 11.5, no indemnification pursuant to this ARTICLE XI shall be required of an indemnifying party hereunder unless and until the aggregate amount due the indemnified party from any and all other parties for all Claims under this
ARTICLE XI shall exceed $100,000 (the "Deductible"). Notwithstanding the foregoing provisions of this Article XI, the maximum liability for each Senior Partner under this Agreement with respect to such Senior Partner's personal obligations shall be $926,667. Notwithstanding the foregoing, no Claim (regardless of amount) that arises out of any of the Excluded Liabilities or of a breach of any of the representations or warranties contained in SECTIONS 2.15 (title to Assets), 2.17 (tax matters), 2.31 (healthcare), 2.32 (cash at closing) shall at any time be subject to the Deductible or any limitation with respect to the maximum indemnification provided hereunder. The Junior Partners identified on Schedule I hereto shall not have any personal responsibility for indemnification under this Article XI.

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

         12.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented only by a written agreement signed by Seller, the Purchaser and each of the Partners.

         12.2 ENTIRE AGREEMENT. This Agreement, including the schedules and exhibits hereto and the documents, annexes, attachments, certificates and instruments referred to herein and therein, embodies the entire agreement and understanding of the parties hereto in respect of the agreements and transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to such transactions, other than those expressly set forth or referred to herein.

         12.3 CERTAIN DEFINITIONS. "AFFILIATE" means, with regard to any Person,
(a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person, (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent or more of the equity or voting securities, (c) any Person that holds, of record or beneficially, five percent or more of the equity or voting securities of such Person, (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person's affairs, (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of their affairs by such Person, or (f) any director, officer, partner or individual holding a similar position in respect of such Person.

                  "AUTHORITY" means any governmental, regulatory or administrative body, agency, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory agency, arbitrator authority, whether international, national, federal, state or local.

                  "CLAIM" means any action, claim, obligation, liability, expense, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise, whether pursuant to contractual obligations or otherwise.

                  "CONTRACT" means any agreement, contract, commitment, instrument or other binding arrangement or understanding, whether written or oral.

                  "ENVIRONMENTAL LAW" means any Regulation, Order, settlement agreement or governmental requirement, which relates to or otherwise imposes liability or standards of conduct concerning mining or reclamation of mined land, discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous wastes, substances or materials, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called "Superlien" law, and any other similar Federal, state or local statutes.

                  "ENVIRONMENTAL PERMIT" shall mean Permits, certificates, approvals, licenses and other authorizations relating to or required by Environmental Law and necessary or desirable for the Seller's business.

                  "GAAP" means generally accepted accounting principles, applied on a consistent basis.

                  "HEALTH CARE LAWS" means any Federal, state, or local Regulation or Order, of any Authority, which relates to or otherwise imposes liability or standards of conduct concerning the licensure, certification, qualification, or operation of a health maintenance organization, pharmacy, home health agency or other aspect of a Person's business subject to such Health Care Laws, including but not limited to laws governing home health agencies, laws regarding the professional standards of health care professionals; Indiana Statutes, governing home health agencies; health maintenance organizations, pharmacies, patient self-referral, kick-backs, patient brokering and access to health care the Employee Health Care Access Act; 21 U.S.C. `301-392, the Federal Food Drug and Cosmetic Act; 21 U.S.C. `821 et seq., the Federal Drug Abuse Act; Section 1128B of the Social Security Act; The Clinical Laboratory Improvement Amendments of 1988; 42 U.S.C. `1320a-7b, 42 C.F.R. Part 1001, 42 CFR Chapter IV, Subchapter C; Sections 1876 or 1903 of the Social Security Act; 45 CFR, Part 74; 45 CFR, Part 92; 42 CFR 455.109 Section 306 of the Clean Air Act; 42 U.S.C. `1857(h) et seq., Section 508 of the Clean Water Act; 33 U.S.C. `1368 et seq., Executive Order 11738 and Environmental Protection Agency regulations; 40 CFR Part 15, Title VI of the Civil Rights Act of 1964; 42 U.S.C. `2000 d et seq., Section 504 of the Rehabilitation Act of 1933; 29 U.S.C. `7940; Title IX of the Education Amendments of 1972, 20 U.S.C. `1681 et seq., the Age Discrimination Act of 1975; 42 U.S.C. `6101 et seq., Section 654 of OBRA `81; 42 U.S.C. `9849 and the Americans with Disabilities Act of 1990; P.L. 101-336, OBRAs 1986 through 1993, as amended, and any other similar Federal, state or local Regulations.

                  "LIEN" means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, restriction or interest of another Person of any kind or nature.

                  "MATERIAL ADVERSE CHANGE" means any development or change which has, had or would have a Material Adverse Effect.

                  "MATERIAL ADVERSE EFFECT" means any circumstances, state of facts or matters which has, or might reasonably be expected to have, a material adverse effect in respect of AmeriPath's or Seller's (as the case may be) business, operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects.

                  "ORDER" means any decree, consent decree, judgment, award, order, injunction, rule, consent of or by an Authority.

                  "PERSON" means any corporation, partnership, joint venture, company, syndicate, organization, association, trust, entity, Authority or natural person.

                  "PROPRIETARY RIGHTS" means any patent, patent application, copyright, trademark, trade name, service mark, service name, trade secret, know-how, confidential information or other intellectual property or proprietary rights.

                  "REGULATION" means any law, statute, rule, regulation, ordinance, requirement, announcement or other binding action of or by an Authority.

                  "SUBSIDIARY" means any Person which the Purchaser or Seller, as the case may be, owns, directly or indirectly, 50% or more of the outstanding stock or other equity interests.

         12.4 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, mailed, first class certified mail with postage paid or by overnight receipted courier service or transmitted via facsimile with a record confirming completed transmission:

                  (a)    If to the Seller, to:

                         5940 West Raymond Street
                         P. O. Box 42901
                         Indianapolis, IN 46241
                         Telecopy: (317) 484-5710
                  with a copy to:

                           Bingham, Summers, Welsh & Spilman
                           2700 Market Tower
                           10 West Market Street
                           Indianapolis, IN 46204-2982
                           Telecopy: (317) 236-9907
                           Attn: David R. Prechtel, Esq.

         or to such other person or address as the Seller shall furnish by notice to the Purchaser in writing.

                  (b)    If to the Purchaser to:

                         AmeriPath, Inc.
                         7289 Garden Road, Suite 200
                         Riviera Beach, Florida  33404
                         Attn:  James C. New, President

                  with a copy to:

                         Greenberg Traurig Hoffman
                         Lipoff Rosen & Quentel, P.A.
                         515 E. Las Olas Boulevard, Suite 1500
                         Fort Lauderdale, Florida  33301
                         Attn:  Daniel H. Aronson, Esq.

         or to such other person or address as the Purchaser shall furnish by notice to Seller in writing.

                  (c) If to the Partners, the addresses listed on Schedule I hereof or to such other persons or addresses as the Partners shall furnish by notice to Seller in writing.

         12.5 EXHIBITS AND SCHEDULES. The Exhibits and Schedules referred to in this Agreement are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Section of this Agreement to which such disclosure relates, except where, and to the extent that, there is an explicit cross-reference in such Schedule to another Schedule.

         12.6 BULK SALES. The Purchaser and the Partners acknowledge that the Seller does not intend to comply with any applicable Bulk Sale Act in connection with the transaction contemplated by this Agreement. The Seller and the Senior Partners hereby jointly and severally agree to indemnify and hold the Purchaser harmless, on an after-tax basis, from and against any loss, damage, liability or expense resulting from the Seller's failure to comply with said Act; PROVIDED, HOWEVER, that the Senior Partners and the Seller shall not be obligated to indemnify the

Purchaser under this SECTION 12.6 for a liability arising from the Purchaser's failure to discharge an Assumed Obligation to the extent that such liability arises from such failure.

         12.7 WAIVER OF COMPLIANCE; CONSENTS. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

         12.8 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Purchaser may assign its rights, interests and obligations hereunder to any wholly-owned Subsidiary, and may grant Liens or security interests in respect of its rights and interests hereunder, without the prior approval of the Partners or the Seller. In the event that Purchaser assigns its rights, interests and obligations hereunder to a wholly owned subsidiary, AmeriPath shall remain liable and responsible for its obligations hereunder notwithstanding such assignment.

         12.9 GOVERNING LAW. The Agreement shall be governed by the internal laws of the State of Indiana as to all matters, including but not limited to matters of validity, construction, effect and performance.

         12.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS. Seller and each of the Partners hereby irrevocably submit to the jurisdiction of the state or federal courts located in Marion County, Indiana in connection with any suit, action or other proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and hereby agree not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced by such courts.

         12.11 INJUNCTIVE RELIEF. The parties hereto agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

         12.12 HEADINGS. The article, section and other headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement (or any provision hereof).

         12.13 PRONOUNS AND PLURALS. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular forms of nouns, pronouns, and verbs include the plural and vice versa.

         12.14 CONSTRUCTION. The parties acknowledge that each party has reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         12.15 DEALINGS IN GOOD FAITH; BEST EFFORTS. Each party hereto agrees to act in good faith with respect to the other party in exercising its rights and discharging its obligations under this Agreement. Each party further agrees to use its best efforts to ensure that the purposes of this Agreement are realized and to take all further steps as are reasonably necessary to implement the provisions of this Agreement. Each party agrees to execute, deliver and file any document or instrument necessary or advisable to realize the purposes of this Agreement.

         12.16 BINDING EFFECT. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the signatories to this Agreement and each of their respective successors and permitted assigns.

         12.17 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

         12.18 SEVERABILITY. Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         12.19 EXPENSES. All fees, costs and expenses (including, without limitation, legal, auditing and accounting fees, costs and expenses) incurred in connection with considering, pursuing, negotiating, documenting or consummating this Agreement and the transactions contemplated hereby shall be borne and paid solely by the party incurring such fees, costs and expenses.

         12.20 ATTORNEYS' FEES. If any party to this Agreement seeks to enforce the terms and provisions of this Agreement, then the prevailing party in such action shall be entitled to recover from the losing party all costs in connection with such action, including without limitation reasonable attorneys' fees, expenses and costs incurred with respect to trials, appeals and collection.

         12.21 COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In addition, the parties hereto hereby agree that signatures on pages transmitted via facsimile or signatures transmitted via facsimile shall be acceptable and deemed an original with respect to this Agreement and any other agreements contemplated hereunder.

         IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement effective as of the date first hereinabove set forth.

                                          PURCHASER:

                                          AMERIPATH, INC.,




                                          By:  /s/ ROBERT P. WYNN,
                                              ---------------------------------
                                              ROBERT P. WYNN,
                                              Executive Vice President and
                                              Chief Financial Officer

                                          PARTNERS:



                                          /s/ ROBERT HOOKER, M.D.
                                          -------------------------------------
                                          ROBERT P. HOOKER, M.D.



                                          /s/ RALPH F. WINKLER, M.D.
                                          -------------------------------------
                                          RALPH F. WINKLER, M.D.



                                          /s/ STEVEN A. CLARK, M.D.
                                          -------------------------------------
                                          STEVEN A. CLARK, M.D.



                                          /s/ EDWARD R. WILLS, M.D.
                                          -------------------------------------
                                          EDWARD R. WILLS, M.D.



                                          /s/ ROBIN A. HELMUTH, M.D.
                                          -------------------------------------
                                          ROBIN A. HELMUTH, M.D.



                                          /s/ GARRY A. BOLINGER, M.D.
                                          -------------------------------------
                                          GARRY A. BOLINGER, M.D.

                                          /s/ T. MAX WARNER II, M.D.
                                          -------------------------------------
                                          T. MAX WARNER II, M.D.



                                          /s/ F. DONALD McGOVERN, JR., M.D.
                                          -------------------------------------
                                          F. DONALD McGOVERN, JR., M.D.



                                          /s/ RICHARD O. McCLURE, M.D.
                                          -------------------------------------
                                          RICHARD O. McCLURE, M.D.



                                          /s/ ANN MORIARTY, M.D.
                                          -------------------------------------
                                          ANN MORIARTY, M.D.



                                          /s/ JANICE K. FITZHARRIS, M.D., PH.D.
                                          -------------------------------------
                                          JANICE K. FITZHARRIS, M.D., PH.D.



                                          /s/ JAMES E. McDERMOTT III, M.D.
                                          -------------------------------------
                                          JAMES E. McDERMOTT III, M.D.



                                          /s/ ROBERT A. QUIREY, M.D.
                                          -------------------------------------
                                          ROBERT A. QUIREY, M.D.

                                          THE SELLER:



                                          ANATOMIC PATHOLOGY ASSOCIATES, LLP

                                          By: /s/ T. MAX WARNER II, M.D.
                                              ---------------------------------
                                          Name:  T. Max Warner II, M.D.
                                                 Director Partner